Exhibit 2.2

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

UNIT PURCHASE AGREEMENT
among
INVITAE CORPORATION,
DAVID COLAIZZI,
CHRIS HOWLETT,
ANTHONY MUHLENKAMP,
GERALD SCHNEIDER,
MATT LEHRIAN,
and
CHRIS HOWLETT,
as Sellers’ Representative
March 10, 2020

EXECUTION VERSION

TABLE OF CONTENTS

Article I CERTAIN DEFINITIONS; CONSTRUCTION	1

1.1	Certain Definitions 1

Article II THE CONTEMPLATED TRANSACTIONS	17

2.1	Purchase and Sale of the Units 17

2.2	No Fractional Shares; Offset Right 18

2.3	Other Closing Payments 18

2.4	Closing 19

2.5	Delivery of Calculations 19

2.6	Withholding 20

2.7	Post-Closing Adjustment 20

2.8	Indemnification Hold-Back Amount and Payment 22

2.9	Earnouts 22

Article III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLER	23

3.1	Title 23

3.2	Authority 23

3.3	Non-Contravention 23

3.4	Governmental Consents 23

3.5	Litigation 24

3.6	No Broker and No Transaction Expenses 24

3.7	Investment 24

3.8	Taxes 26

3.9	Release 26

Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE COMPANY	26

4.1	Organizational Matters 26

4.2	Noncontravention 27

4.3	Capitalization 27

4.4	No Consents or Approvals 28

4.5	Financial Matters 28

4.6	Absence of Certain Changes or Events 30

4.7	Legal Proceedings 30

4.8	Compliance with Laws; Permits 31

4.9	Taxes 32

4.10	Employee Benefits and Labor Matters 34

4.11	Environmental Matters 39

4.12	Contracts 40

2

4.13	Assets: Title, Sufficiency, Condition 42

4.14	Real Property 42

4.15	Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery 44

4.16	Insurance 49

4.17	Related Party/Affiliate Transactions 49

4.18	Suppliers 49

4.19	Certain Business Practices 49

4.20	Brokers and Other Advisors 50

Article V REPRESENTATIONS AND WARRANTIES OF BUYER	50

5.1	Organization 50

5.2	Authority; Non-Contravention 50

5.3	Governmental Approvals 51

5.4	SEC Documents 51

5.5	Shares of Common Stock 51

5.6	No Broker and No Transaction Expenses 51

Article VI CERTAIN AGREEMENTS OF THE PARTIES	52

6.1	Conduct of the Business 52

6.2	Actions Required to Consummate Transactions 55

3

6.3	Governmental Authorities 55

6.4	Public Announcements 55

6.5	Access to Information 55

6.6	Confidentiality 56

6.7	Notification of Certain Matters 56

6.8	Tax Matters 56

6.9	Non-Competition, Non-Solicitation and Non-Hire Covenants 60

6.10	Release 61

6.11	Employment Related Agreements 62

6.12	Employee Matters and Company Plans 62

6.13	No Negotiations, Etc 63

6.14	Registration of Shares 63

6.15	D&O Indemnification 63

6.16	Privileged Matters 64

6.17	Sellers’ Representations; Independent Investigation 65

Article VII CONDITIONS TO CLOSING	66

7.1	Conditions to Obligations of Buyer 66

7.2	Conditions to Obligation of the Sellers 69

4

Article VIII TERMINATION	70

8.1	Termination 70

8.2	Effect of Termination 71

Article IX SURVIVAL AND INDEMNIFICATION	71

9.1	Survival 71

9.2	Indemnification 72

9.3	Offset Right 74

9.4	Claims for Indemnification; Resolution of Conflicts 76

9.5	Sellers’ Representative 80

Article X GENERAL PROVISIONS	81

10.1	Interpretation 81

10.2	Notices 83

10.3	Assignment and Succession 83

10.4	Amendment or Supplement 84

10.5	Waivers 84

10.6	Entire Agreement 84

10.7	No Third-Party Beneficiaries 84

10.8	Remedies Cumulative 84

5

10.9	Specific Performance 85

10.10	Severability 85

10.11	Costs and Expenses 85

10.12	Time of Essence 85

10.13	Counterparts 85

10.14	Governing Law 85

10.15	Exclusive Jurisdiction; Venue; Service of Process 86

EXHIBITS

Schedule 1 – Company Unit Ownership
Exhibit A – Net Working Capital Illustration
Exhibit B – List of Continuing Employees
Exhibit C – Form of Non-Compete Agreement
Exhibit D – Registration Rights Agreement
Exhibit E – Third Party Consents

6

EXECUTION VERSION

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into and dated as of March 10, 2020 (the “Agreement Date”) by and among: (i) each of David Colaizzi and Chris Howlett (collectively referred to herein as the “Company Unitholders”, and each individually as a “Company Unitholder”); (ii) each of Anthony Muhlenkamp, Gerald Schneider, and Matt Lehrian (collectively referred to herein as the “Company Noteholders”, and each individually as a “Company Noteholder” and, together with the Company Unitholders, collectively referred to herein as the “Sellers” and each individually as a “Seller”); (iii) the Sellers’ Representative (as defined below), but solely with respect to the provisions expressly applicable to the Sellers’ Representative as set forth herein; and (iv) Invitae Corporation, a Delaware corporation (“Buyer”). Each of the Sellers, Buyer and Sellers’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.
RECITALS
WHEREAS, as of the Agreement Date, the Company Unitholders collectively own all of the outstanding units of membership interest (the “Company Units”) of Genetic Solutions, LLC, a Pennsylvania limited liability company (the “Company”);
WHEREAS, as of the Agreement Date, the Company Noteholders collectively hold convertible promissory notes issued by the Company in aggregate principal amount of $900,000 (the “Company Notes”) and intend to convert the aggregate principal and accrued but unpaid interest under such Company Notes into Company Units prior to Closing (the “Note Conversions”); and
WHEREAS, pursuant to the terms and conditions of this Agreement, on the Closing Date, Buyer is purchasing from the Sellers and the Sellers are selling to Buyer all of the Company Units (including all Company Units issued as a result of the Note Conversions) (such purchase and sale, the “Unit Purchase”).
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

CERTAIN DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions. The following terms shall have the following meanings in this Agreement:
“Accounting Methodology” means the accounting methods, practices and procedures used to prepare the Financial Statements.
“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation) and any written notice of violation, notice of potential responsibility or any notice alleging liability.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, (i) from and after the Closing Date, the Company shall be deemed not to be an Affiliate of the Sellers, (ii) prior to the Closing Date, YouScript shall be deemed not to be an Affiliate of the Company and (iii) 5 Star Development, Inc., a Pennsylvania corporation (“5 Star”), shall be deemed not to be an Affiliate of the Company.
“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.
“Approved Product” means [*].
“Base Purchase Price” means $20,666,667.
“Business” means the development and commercialization of pharmacogenetic testing solutions and the provision of related services.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in San Francisco, California are authorized or required by Law or order to remain closed.
“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Authority; Noncontravention), Section 5.5 (Shares of Common Stock) and Section 5.6 (No Broker and No Transaction Expenses).

“Buyer Indemnified Person” means each of the Company (following the Closing), Buyer and their respective Affiliates and each of the respective equity holders, directors, officers, employees, agents, successors and assigns of each of the foregoing Persons.
“Buyer Material Adverse Effect” means a Material Adverse Effect with respect to Buyer.
“Buyer’s Common Stock” means shares of Buyer’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.
“CERCLA” is defined within the definition of “Environmental Laws” below.
“Change in Control Payments” means (i) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former member, manager, officer, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract, and (ii) without duplication of any other amounts included within the definition of Company Transaction and Bonus Expenses, any other payment, expense, fee or Tax that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of each of (i) and (ii), as a result of the consummation of the Transactions or in connection with the execution and delivery of this Agreement.
“Charter Documents” means, with respect to any entity, the certificate of incorporation and bylaws, certificate of formation and operating agreement, or similar organizational documents of such entity.
“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the transactions contemplated hereby), determined in accordance with the Accounting Methodology, excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (ii) restricted balances, (iii) amounts held in escrow, (iv) amounts held in banks outside of the United States in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (v) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (vi) cash received with respect to unperformed work or installations and reflected as deferred revenues on the Estimated Balance Sheet.
“Closing Net Working Capital” means, as of the Closing, an amount equal to (i) the sum of (x) the current assets of the Company, other than cash and cash equivalents, plus (y) Closing Cash, reduced by (ii) the liabilities of the Company (excluding Company Debt, but including all Company Transaction and Bonus Expenses), in each case as determined in accordance with the Accounting Methodology and the sample calculation attached hereto as Exhibit A.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collection and Use” (and its variants) means the collection, use, interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing and/or use of Personal Data.
“Company Debt” means, as at any time with respect to the Company, without duplication, all Liabilities with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (i) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (ii) indebtedness issued in exchange for or in substitution for borrowed money, (iii) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by the Company and for the avoidance of doubt, whether or not contingent), (iv) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (v) liabilities under capitalized leases, (vi) obligations, contingent or otherwise, in respect of amounts drawn under letters of credit and banker’s acceptance or similar credit transactions, (vii) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contract is terminated at Closing, and (viii) guarantees of the types of obligations described in sub clauses (i) though (vii) above. For the avoidance of doubt, the Company Notes shall not constitute Company Debt for the purposes of this Agreement.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the business of the Company as currently conducted, including all Intellectual Property Rights in and to Company Technology.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
“Company Plans” means (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (ii) individual change in control or severance agreements or arrangements and (iii) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, unit purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has or may have any obligation or liability, contingent or otherwise.
“Company Technology” means any and all Technology that is owned by the Company or used in connection with, or necessary to the conduct of, the business of the Company as currently conducted, including Proprietary Software.

“Company Transaction and Bonus Expenses” means an amount equal to (i) the aggregate fees and expenses payable or reimbursable by the Company to investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with negotiation, entering into and consummation of this Agreement and the Transactions, plus (ii) all Change in Control Payments, plus (iii) all employer-portion payroll or employment Taxes incurred in connection with any Change in Control Payments. For the avoidance of doubt, the following shall not constitute Company Transaction and Bonus Expenses: (x) any severance payments as a result of any terminations effected by Buyer after the Closing; (y) any “double trigger” change of control obligations which have, as a second trigger, any termination effected by Buyer following the Closing; and (z) any retention or similar bonus awarded by Buyer or committed by Buyer to be paid following the Closing.
“Competitive Business” means any business or other undertaking which engages in, or otherwise competes with, the Business.
“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument (in each case, as applicable, whether written or oral) that is legally binding, as well as any term sheet, course of dealing or other arrangement pursuant to which any duty, obligation or Liability may exist.
“Disclosure Schedule” means a document delivered by the Sellers to Buyer referring to the representations and warranties in Article IV.
“DOL” means the United States Department of Labor.
“DR Plans” means the Company’s disaster recovery and business continuity plans.
“Earnout Date” means date on which Buyer files with the SEC a periodic report on Form 10-Q or Form 10-K in respect of a fiscal quarter during the Earnout Period (noting, in the instance of any Form 10-K, that the applicable quarter is the fourth quarter of the Company’s fiscal year at issue).
“Earnout Period” means the period which begins ninety (90) days after receipt by the Company of [*] and continues until the earlier of (i) four (4) years after the date of such receipt or (ii) March 31, 2025. For the avoidance of doubt, (x) no Earnout Period shall occur if [*] and (y) there shall be no more than one (1) Earnout Period (i.e., beginning on the date of the first LCD received in respect of an Approved Product, with no additional Earnout Period commencing upon LCDs received in respect of additional Approved Products).
“Earnout Revenue” means [*] of gross revenues actually received by Buyer, as a result of sales of Approved Products by or on behalf of Buyer, during the Earnout Period (but solely the amount of gross revenues actually attributable to such Approved Products) from [*].
“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to,

Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“European Economic Area” means the member countries of the European Union, Norway, Iceland and Lichtenstein.
“Expense Fund Amount” means $40,000.
“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.
“Final Purchase Price” means the sum of (i) the Base Purchase Price, minus (ii) the Company Debt, minus (iii) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital, plus (iv) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Threshold.
“Fundamental Representations” means, collectively, the Seller Fundamental Representations and the Buyer Fundamental Representations.
“GAAP” means the generally accepted accounting principles in the United States.
“Governmental Authority” means any (i) nation, region, state, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii)

department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (iv) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (v) international or multinational organization formed by states or governments, (vi) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended and the rules and regulations promulgated thereunder or (vii) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority.
“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder, (ii) the Anti-Kickback Statute, (iii) the False Claims Act, (iv) the Occupational Safety and Health Act, and all regulations, agency guidance or similar legal requirements promulgated thereunder, (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder, (vi) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder, (vii) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations, agency guidance or similar legal requirements promulgated thereunder, (viii) applicable Laws of the United States Drug Enforcement Administration, (ix) the Medicare Act, 42 U.S.C. § 1395 et seq., and all regulations, agency guidance, or similar legal requirements promulgated thereunder, (x) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (xi) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (xii) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), implementing regulations promulgated thereunder and related guidance issued from time to time.
“Indemnification Hold-Back Amount” means $1,500,000.
“Indemnification Hold-Back Shares” means a number of shares of Buyer’s Common Stock equal to the quotient of (i) the Indemnification Hold-Back Amount divided by (ii) the Trailing Average Share Price calculated as of the Agreement Date.
“Indemnified Person” means a Buyer Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnifying Party” means Buyer or the Sellers (including, where applicable, Sellers’ Representative on behalf of the Sellers, except for provisions relating to an obligation to make or a right to receive any payments), as applicable.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data (including any Laws of jurisdictions where the Personal Data was collected, to the extent applicable), and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the European Union Directive 95/46/EC, the European Union General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Children’s Online Privacy Protection Act, and state consumer protection Laws.
“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.
“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (ii) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (iii) domain names, rights of privacy and publicity and moral rights; (iv) any and all registrations, applications, recordings, licenses and common-law rights relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“Intentional Fraud” means the willful and knowing commission of fraud with the specific intent to deceive and mislead.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (i) with respect to any individual, the actual knowledge following due inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following reasonable inquiry; provided, however, the terms “Knowledge of the Company” or “to the Company’s Knowledge” each mean the actual knowledge following reasonable inquiry of David Colaizzi, Chris Howlett and Tia Aulinskas.
“Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule or regulation, resolution or promulgation, agency guidance or similar legal requirement or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law and includes Health Care Laws and Information Privacy and Security Laws.
“LCD” shall have the meaning set forth in section 1869(f)(2)(B) of the Social Security Act.
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.
“Loss” means, with respect to any Person, any cost, damage (including incidental and consequential damages as well as any diminution in value, including as to Company Units), expense, Liability, loss, injury, deficiency and Tax, including interest, penalties, fees, fines, reasonable out-of-pocket legal, accounting and other professional fees and reasonable out-of-pocket expenses incurred in the investigation, collection, prosecution, determination, defense and settlement of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person; provided, that “Losses” shall not include punitive damages (unless such punitive damages are payable in connection with a Third Party Claim).
“Material Adverse Effect” means with respect to the Company or Buyer, as applicable, any fact, condition, event, occurrence, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, has, or would reasonably be expected to (i) have a material adverse effect on the business, assets, operations, results of operations, or financial condition of such Party, or (ii) materially and adversely impair such Party’s ability to perform its obligations under this Agreement without material delay, or to consummate the Transactions; provided, however, that any determination of whether there has been a Material Adverse Effect shall not include any adverse effect, change, event, occurrence or state of facts (whether short term or long term): (s) that generally affects the industry or geography in which the Company or Buyer, as applicable, operates so long as such Party is not disproportionately affected thereby relative to other participants in such industry or geography; (t) that results from general economic or political conditions in any country where such Party’s business is conducted so long as such Party is not disproportionately affected relative to the other companies therein; (u) arising out of or attributable to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (v) arising out of or attributable to any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (w) consisting of any changes in applicable Laws, regulations, rules, orders, or other binding directives issued by any Governmental Authority, or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (x) consisting of any natural or man-made disaster or acts of God; (y) consisting of any failure by such Party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (z) that results from the taking or announcement of any action (or inaction) specifically contemplated or required to be taken by this Agreement; including the announcement or consummation of the Transactions or any action (or inaction) that Buyer has expressly requested or to which Buyer has consented in writing.
“Net Working Capital Threshold” means $0.
“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.
“Order” means any Law, order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice in nature and amount.
“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.
“Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been specifically established on the books and records of the Company to the extent required in accordance with GAAP; and (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant; (iii) building, zoning, entitlement and other land use regulations imposed by any Governmental Authority with jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property, and (iv) easements, conditions, covenants and restrictions that are of record with respect to the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company’s business or that do not and shall not adversely affect the value, or impair the use or current occupancy of the Leased Real Property.
“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.

“Personal Data” means, as applicable, (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including personal healthcare information. Personal Data includes (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to the Company, and including information relating to services provided by or to third parties).
“Personal Data Obligations” means the Company’s privacy policies (or applicable terms of use) as published on any Company websites or mobile applications or any other privacy policies (or applicable terms of use), Contracts, documents or promises or representations agreed to with employees, consumers or customers, or other Persons, and any applicable Laws, or applicable industry standards, regarding Collection and Use of Personal Data, including but not limited to Laws regarding the use of Personal Data for marketing communications such as the CAN SPAM Act of 2003.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) with respect to a Straddle Period, any portion thereof ending on and including the Closing Date.
“Premises” means any building, plant, improvement or structure located on the Leased Real Property.
“Products and Services” means any product or service that the Company currently offers or sells.
“Proprietary Software” means any Software that is owned by Company and is related to the Company’s Business as conducted by the Company.
“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) a derivative work of any software described in (i) through (iv) above.
“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.
“Restrictive Term” means the period commencing on the Closing Date and ending on [*].
“Reference Date” means March 13, 2018.
“Related Party” means (i) any current or former director (or nominee), or officer of the Company, (ii) any Company Unitholder and (iii) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Fundamental Representations” means each of the representations and warranties contained in Section 3.1 (Title), Section 3.2 (Authority), Section 3.6 (No Broker and No Transaction Expenses), Section 3.7 (Investment), Section 3.8 (Taxes), Section 4.1(a) (Valid Existence; Good Standing), Section 4.1(c) (Subsidiaries), Section 4.1(d) (Corporate Documents), Section 4.3 (Capitalization), Section 4.9 (Taxes), Section 4.15 (Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery), and Section 4.20 (Brokers and Other Advisors).
“Seller Indemnified Persons” means the Sellers and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.
“Sellers’ Representative Expenses” means any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses of any nature (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form, and all software programs and software systems that are classified as work-in-progress on the Closing Date.
“Source Code Materials” as it pertains to source code of any Software means: (i) the software, tools and materials utilized for the operation, development and maintenance of the Software; (ii) documentation describing the names, vendors and version numbers of (x) the development tools used to maintain or develop the Software and (y) any third-party software or other applications that form part of the source code version of the Software and are required in order to compile, assemble, translate, bind and load the Software into executable releases; (iii) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (iv) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to a Party, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.
“Tax” or “Taxes” means (i) any or all federal, state, local or foreign taxes or other assessments in the nature of taxes imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) any or all interest, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (i).
“Tax Returns” means, with respect to Taxes, any return, report, claim for refund, estimate, information return or statement, declaration of estimated Tax or other similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, other than any Contract or arrangement entered into in the Ordinary Course of Business the purpose of which is not primarily related to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.
“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not a Party to this Agreement in respect of an indemnifiable matter under this Agreement.
“Total Purchase Price” means the sum of (i) the Final Purchase Price, plus (ii) the aggregate value of Earnout Shares issued pursuant to Section 2.1(b)(v).
“Trailing Average Share Price” means the average closing price for shares of Buyer’s Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Buyer’s Common Stock are traded) for the twenty (20) trading day period immediately preceding applicable date of determination, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Buyer’s Common Stock during such twenty (20) trading day period.
“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Unit Purchase and the other transactions and arrangements described in the recitals to this Agreement, and (ii) the payment of fees and expenses relating to such transactions by the Company and the Sellers.
“Upfront Per Unit Stock Consideration” means the quotient of (i) the Upfront Stock Consideration Shares, divided by (ii) the number of Company Units issued and outstanding immediately prior to the Closing (including all Company Units issued as a result of the Note Conversions).
“Upfront Purchase Price” means the sum of (i) the Base Purchase Price, minus (ii) the estimated Company Debt, minus (iii) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital, plus (iv) the amount, if any, by which the estimated Closing Net Working Capital exceeds the Net Working Capital Threshold.
“Upfront Stock Consideration Shares” means a number of shares of Buyer’s Common Stock equal to the quotient of (i) the sum of (x) the Upfront Purchase Price minus (y) the Indemnification

Hold-Back Amount minus (z) the Expense Fund Amount, divided by (ii) the Trailing Average Share Price calculated as of the Agreement Date.
“YouScript” means YouScript Incorporated, a Delaware corporation.
Terms Defined Elsewhere in this Agreement.
For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“1934 Act”	Section 5.4(a)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation Schedule”	Section 2.5
“Assets”	Section 4.13
“Balance Sheet Date”	Section 4.5(a)(i)
“Bipartisan Budget Act of 2015”	Section 4.9(p)
“Buyer”	Preamble
“Buyer Plan”	Section 6.12(a)
“Buyer’s SEC Documents”	Section 5.4(a)
“Closing”	Section 2.4
“Closing Date”	Section 2.4
“Closing Net Working Capital”	Preamble
“Code”	Preamble
“Collection and Use”	Preamble
“Company”	Recital
“Company Debt”	Preamble
“Company Indemnitee”	Section 6.15(a)
“Company Noteholder”	Preamble
“Company Notes”	Recital
“Company Registrations”	Section 4.15(c)
“Company Unitholder”	Preamble
“Company Units”	Recital
“Competing Transaction”	Section 6.13
“Confidential Information”	Section 6.6
“Conflict”	Section 4.2
“Consultant”	Section 4.1(b)
“Continuing Employees”	Section 6.11
“Current Consultant”	Section 4.1(b)
“Current Employee”	Section 4.1(b)

Term	Section
“Deal Communications”	Section 6.16(a)
“Deal Counsel”	Section 6.16(a)
“Deductible”	Section 9.2(b)(i)(A)
“ERISA Affiliate”	Section 4.10(c)
“Earnout Shares”	Section 2.1(b)(v)
“Employee”	Section 4.1(b)
“Employment Documents”	Section 6.11
“Estimated Balance Sheet”	Section 2.5(d)
“Final Calculation”	Section 2.7(a)
“Financial Statements”	Section 4.5(a)(i)
“General Survival Date”	Section 9.1
“IP Contracts”	Section 4.15(d)
“Inbound IP Contracts”	Section 4.15(d)
“Indemnification Hold-Back Payment Date”	Section 2.8
“Initial Resolution Period”	Section 2.7(a)
“Interim Balance Sheet”	Section 4.5(a)(i)
“Interim Balance Sheet Date”	Section 4.5(a)(i)
“Leased Real Property”	Section 4.14(a)
“Material Contracts”	Section 4.12(c)
“Multiemployer Plan”	Section 4.10(c)
“Non-Offset Notice”	Section 9.4(b)
“Note Conversions”	Recital
“Objection Notice”	Section 2.7(a)
“Objection Period”	Section 2.7(a)
“Offset Certificate”	Section 9.3(b)
“Offset Right”	Section 9.3(a)
“Outbound IP Contracts”	Section 4.15(d)
“Outside Date”	Section 8.1(b)
“Party”	Preamble
“Pass Through Income Tax Returns”	Section 6.8(a)
“Payoff Amount”	Section 2.3(a)
“Post-Closing Adjustment”	Section 2.7(c)(i)
“Privileged Deal Communications”	Section 6.16(e)
“Real Property Leases”	Section 4.14(a)
“Registration Rights Agreement”	Section 6.14
“Related Party Transaction”	Section 4.17
“Released Parties”	Section 6.10
“Reviewing Party”	Section 2.7(b)
“Rule 144”	Section 3.7(d)
“SCSL”	Preamble

Term	Section
“SISL”	Preamble
“Security Program”	Section 4.15(g)(vii)
“Seller”	Preamble
“Sellers’ Representative”	Section 9.5(a)
“Settlement”	Section 9.4(a)(iv)
“Shrink Wrap Licenses”	Section 4.15(a)(i)
“Stated Damages”	Section 9.3(b)
“Survival Date”	Section 9.1
“Tax”	Section 4.9(g)
“Third Party Indemnification Claim Notice”	Section 9.4(a)(i)
“Third Party Software”	Section 4.15(d)
“Title IV Plan”	Section 4.10(c)
“Top Supplier”	Section 4.18
“Transfer Taxes”	Section 6.8(i)
“Unit Purchase”	Recital
ARTICLE II

THE CONTEMPLATED TRANSACTIONS
2.1    Purchase and Sale of the Units.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s Company Units (including all Company Units issued as a result of the Note Conversions) as set forth on the Allocation Schedule, which Company Units shall be sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities laws).
(b)    In full payment for the Company Units of such Seller and subject to the provisions of this Agreement (including the Offset Right), Buyer shall deliver to each Seller the following in respect of each such Company Unit:
(i)    within three (3) Business Days after the Closing Date, a book entry reflecting an amount of shares of Buyer’s Common Stock equal to the Upfront Per Unit Stock Consideration;
(ii)    a book entry reflecting an amount of shares of Buyer’s Common Stock equal to the quotient of (x) the Indemnification Hold-Back Amount, to the extent released to the Sellers as provided herein, divided by (y) the Trailing Average Share Price calculated as of the Agreement Date, divided by (z) the number of Company Units issued and outstanding immediately prior to the Closing (including all Company Units issued as a result of the Note Conversions);
(iii)    If the Post-Closing Adjustment is a positive number, an amount of cash equal to the quotient of (x) the Post-Closing Adjustment, divided by (y) the number of Company

Units issued and outstanding immediately prior to the Closing (including all Company Units issued as a result of the Note Conversions);
(iv)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Sellers as provided herein, divided by (y) the number of Company Units issued and outstanding immediately prior to the Closing (including all Company Units issued as a result of the Note Conversions); and
(v)    within ten (10) Business Days after Buyer files with the SEC its quarterly report on Form 10-Q or its annual report on Form 10-K, in each case during the Earnout Period, a book entry reflecting an amount of shares of Buyer’s Common Stock (the “Earnout Shares”) equal to the quotient of (x) the Earnout Revenue actually received by Buyer during the fiscal quarter with respect to which such periodic report is filed (noting, in the instance of any Form 10-K, that the applicable quarter is the fourth quarter of the Company’s fiscal year at issue), divided by (y) the Trailing Average Share Price calculated as of the applicable Earnout Date, divided by (z) the number of Company Units issued and outstanding immediately prior to the Closing (including all Company Units issued as a result of the Note Conversions).
2.2    No Fractional Shares; Offset Right. Notwithstanding any provision herein to the contrary (i) no fractional shares of Buyer’s Common Stock shall be issued pursuant to this Article II (with the intended effect that any shares of Buyer’s Common Stock shall be rounded up to the nearest whole number, except in respect of Earnout Shares as to which fractional shares will be carried forward and rounded up only with the final payout in the Earnout Period); (ii) the total number of shares of Buyer’s Common Stock issuable pursuant to this Agreement shall be capped at 19,693,315 shares (as adjusted by any stock splits, divisions or subdivisions of shares, stock dividends, reverse stock splits, consolidations of shares, reclassifications, recapitalizations or other similar transactions with respect to shares of Buyer’s Common Stock occurring after the Closing Date); (iii) if, when shares of Buyer’s Common Stock would otherwise be distributed pursuant to Section 2.1(b)(ii) and Section 2.1(b)(v), respectively, there shall exist a good faith claim by Buyer to exercise the Offset Right, then all or a portion of such shares as determined by Buyer (in its reasonable discretion) to represent the Losses at issue (including, if applicable, as to any specific Sellers), subject to the restrictions set forth in Section 9.3, shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply against such portion of the shares at issue and the balance of any withheld portion (if applicable) shall be distributed to the Sellers (or, as applicable, to the affected Sellers) as contemplated by this Agreement; and (iv) no Seller may assign or transfer any right to receive shares of Buyer’s Common Stock or cash pursuant to this Agreement without the prior written consent of Buyer (which may be withheld in Buyer’s sole discretion).
2.3    Other Closing Payments. At the Closing, Buyer shall make, or cause to be made, the following additional payments, by wire transfer of immediately available funds:
(a)    to each holder of Company Debt, the aggregate amount of Company Debt owed to such holder as of the Closing (the principal amounts of which are set forth on Section 4.5(h) of the Disclosure Schedule) pursuant to a payoff letter from such holder (i) indicating the amount required to discharge such Company Debt in full (the “Payoff Amount”) and (ii) agreeing to release applicable Liens upon receipt of the applicable Payoff Amount;
(b)    to the payees thereof, the Company Transaction and Bonus Expenses, in each case as directed in writing by the Company to the Buyer pursuant to invoices or other evidence reasonably satisfactory to Buyer, except that Buyer shall cause Change in Control Payments to Employees to be paid through the Company’s payroll system; and
(c)    to the Sellers’ Representative, the Expense Fund Amount in accordance with wire instructions delivered to Buyer prior to the Closing.
2.4    Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (San Francisco time) on the later of (i) April 1, 2020 or (ii) the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California 92130, unless another time, date or place is agreed to in writing by the Parties (the “Closing Date”).
2.5    Delivery of Calculations. Not less than two (2) Business Days prior to the Closing Date, the Sellers shall cause the Company to prepare and deliver to Buyer the following for Buyer’s review:
(a)    the Company’s calculation of the Upfront Purchase Price, setting forth, in reasonable detail, an estimation of each component thereof;
(b)    the Company’s calculation of the Upfront Stock Consideration Shares and the Upfront Per Unit Stock Consideration; provided that Buyer will provide (and Sellers may rely upon) the calculation of the Trailing Average Share Price calculated as of the Agreement Date;
(c)    a schedule of all Company Units (including all Company Units issued as a result of the Note Conversions), including the name of the Seller holding each of the Company Units;
(d)    the Company’s estimated balance sheet as of immediately prior to the Closing (the “Estimated Balance Sheet”), with separate schedules reflecting (i) the estimated Closing Cash, (ii) the estimated Company Debt, (iii) the estimated Company Transaction and Bonus Expenses and (iv) the estimated Closing Net Working Capital as well as the delta between the estimated Closing Net Working Capital and the Net Working Capital Threshold;
(e)    the name, address and tax identification number of each Seller and:
(i)    in the instance of the Sellers, the amount of Buyer’s Common Stock to be issued to each Seller pursuant to Section 2.1(b)(i), as well as the potential shares issuable and potential cash payable to each Seller pursuant to Sections 2.1(b)(ii) and 2.1(b)(iv), respectively;

(f)    the Company’s calculation of the amount of Taxes required to be withheld from any payments to each Seller under this Agreement; and
(g)    a certificate of a duly authorized officer of the Company certifying the foregoing deliverables (i.e., clauses (a) through (f)).
The Sellers shall cause the Company to assist Buyer in the review of the calculations listed in the foregoing Sections 2.5(a) through 2.5(f) and will consider in good faith any comments from Buyer regarding such calculations and the amounts set forth therein.
The calculations listed in the foregoing Sections 2.5(a) through 2.5(f) shall be set forth on a spreadsheet referred to herein as the “Allocation Schedule”. The Parties agree that Buyer and the Company will have the right to rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Buyer to the Sellers in exchange for Company Units (including all Company Units issued as a result of the Note Conversions) provided that Buyer will provide (and Sellers may rely upon) the calculation of the Trailing Average Share Price calculated as of the Agreement Date. Neither Buyer nor the Company will have any liability with respect to the allocation of any shares of Buyer’s Common Stock or cash made to the Sellers in accordance with the Allocation Schedule. Notwithstanding anything in this Agreement to the contrary, the Estimated Balance Sheet and the Company’s estimation of the Closing Net Working Capital shall be consistent with the Accounting Methodology and, with respect to the Closing Net Working Capital, the sample calculation attached hereto as Exhibit A.
2.6    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and the Company shall be entitled to deduct and withhold from that portion of any payments contemplated by this Article II or any other amount payable to a Seller pursuant to this Agreement, and shall pay to the appropriate Taxing Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding were made.
2.7    Post-Closing Adjustment.
(a)    Preparation of Closing Statement. Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following:
(i)    the Closing Cash;
(ii)    the Closing Net Working Capital;
(iii)    the Company Transaction and Bonus Expenses;
(iv)    the Company Debt; and
(v)    the resulting Final Purchase Price.

The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Sellers’ Representative delivers a written notice to Buyer of any objection to the Final Calculation (the “Objection Notice”) within thirty (30) days (the “Objection Period”) after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Sellers’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Sellers’ Representative’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Company Transaction and Bonus Expenses or Company Debt, as the case may be. Any Objection Notice must specify, with reasonable particularity, all facts and all documents relied upon by Sellers’ Representative that form the basis of such disagreements. If Sellers’ Representative gives any such Objection Notice within the Objection Period, then Sellers’ Representative and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Sellers’ Representative and Buyer do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.7(b). Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period.
(b)    Resolution of Disputes. If Buyer and Sellers’ Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent international accounting firm selected to serve as such by mutual agreement of Buyer and Sellers’ Representative (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the Sellers and Buyer from the resolution of the dispute. For example, if Sellers’ Representative challenges the calculation in the Final Calculation by an amount of $100,000, but the Reviewing Party determines that Sellers’ Representative has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Reviewing Party and Sellers’ Representative on behalf of the Sellers shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Sellers’ Representative and Buyer) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by Buyer in the Final Calculation or as proposed by Sellers’ Representative in the Objection Notice). Buyer and Sellers’ Representative shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Buyer, Sellers’ Representative and the Reviewing Party. The procedures of this Section 2.7(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.7(b) may be filed as a judgment in any court of competent jurisdiction.

(c)    Post-Closing Purchase Price Adjustment.
(i)    The “Post-Closing Adjustment” shall be an amount equal to the Final Purchase Price less the Upfront Purchase Price and, for the avoidance of doubt, may be a positive or a negative number or zero.
(ii)    Without limiting the provisions of Section 9.2(a)(i) (except to the extent of any double counting that would otherwise result), if the Post-Closing Adjustment is a negative number, the Indemnification Hold-Back Amount shall be reduced by the absolute value of the Post-Closing Adjustment (i.e., offsetting the Post-Closing Adjustment against the Indemnification Hold-Back Amount).
(iii)    If the Post-Closing Adjustment is a positive number, Buyer shall deliver to the Sellers in accordance with the Allocation Schedule cash in an amount equal to the Post-Closing Adjustment.
(d)    No Effect on Representations and Warranties. The provisions of this Section 2.7(d), as well as any adjustment to the Final Purchase Price as a result of any of the Closing Cash, the Closing Net Working Capital, the Company Transaction and Bonus Expenses and the Company Debt, shall not diminish or otherwise affect the right or ability of Buyer or any other Buyer Indemnified Person to rely upon the provisions of this Agreement and any certificate or document delivered in connection herewith, including the representations of the Sellers set forth in Article III and Article IV (except to the extent of any double counting that would otherwise occur).
2.8    Indemnification Hold-Back Amount and Payment. On the date that is twelve (12) months following the Closing Date (such date, the “Indemnification Hold-Back Payment Date”), Buyer shall deliver to the Sellers in accordance with the Allocation Schedule the remaining Indemnification Hold-Back Shares (reflecting any reductions to the Indemnification Hold-Back Shares made in accordance with Section 2.7(c)(ii) or Article IX); provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.8, there shall exist a good faith claim by Buyer to exercise the Offset Right, all or a portion of such amount as determined by Buyer (in its reasonable discretion) to represent the Losses at issue (including, if applicable, as to any specific Seller) shall be withheld from payment until such time as the claim has been finally resolved, in which case the Offset Right shall apply against such portion of the amount at issue and the balance of any withheld portion (if applicable) shall be distributed to the Sellers (or, as applicable, to the affected Sellers) as contemplated by this Agreement.
2.9    Earnouts. Notwithstanding any provision in this Agreement to the contrary, (i) Buyer and its Affiliates (including the Company following the Closing) may devote only such efforts to obtaining an LCD for a pharmacogenetic testing product (such that it becomes an Approved Product) as Buyer deems advisable in its sole discretion, and neither Buyer nor any of its Affiliates (including the Company following the Closing) shall have any liability whatsoever in the event that [*] prior to March 31, 2025 and any shares of Buyer’s Common Stock that would otherwise become distributable or payable pursuant to Section 2.1(b)(v) do not become distributable or payable as a result, (ii) Buyer and its Affiliates (including the Company following the Closing) may devote only such efforts to commercializing, selling, licensing or otherwise engaging in any revenue-generating activities in respect of any Approved Product as Buyer deems advisable in its sole discretion, and neither Buyer nor any of its Affiliates (including the Company following the Closing) shall have any liability whatsoever in the event that either (x) no Earnout Revenue is generated or (y) less than any amount of Earnout Revenue anticipated by any Party is generated, and in either case any shares of Buyer’s Common Stock that would otherwise become distributable or payable pursuant to Section 2.1(b)(v) do not become distributable or payable as a result, and (iii) Buyer, in its sole discretion, may elect among the following alternatives (with notice to the Sellers’ Representative) in the event of (a) the consummation of a merger of Buyer or a subsidiary of Buyer with or into another entity if persons who were not stockholders of Buyer immediately prior to such merger own immediately after such merger 50% or more of the voting power of the outstanding securities of each of Buyer (or its successor) and any direct or indirect parent corporation of Buyer (or its successor) or (b) the sale, transfer or other disposition of all or substantially all of Buyer’s assets: (1) conversion to cash payouts (in the amount of the Earnout Shares otherwise at issue) of any shares of Buyer’s Common Stock otherwise distributable pursuant to Section 2.1(b)(v); (2) assumption by any acquirer (or its parent entity) of the obligation to issue any shares of stock pursuant to Section 2.1(b)(v) (i.e., thereafter such shares to be in the form of shares of such acquirer’s (or its parent entity’s) common stock, with such changes to be made in the applicable share calculation and payout provisions as are reasonably appropriate in such circumstance), so long as such stock is listed on a national securities exchange; or (3) any combination of the foregoing; provided that Buyer shall not take any actions for the primary intended purpose of reducing the amount of Earnout Shares issuable to the Sellers pursuant to this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLER
Each of the Sellers hereby, severally and not jointly, represents and warrants to Buyer as of the Agreement Date and as of the Closing Date as follows:
3.1    Title. Such Seller has sole record and beneficial ownership of all of the Company Units (including Company Units issued as a result of the Note Conversions) set forth opposite such Seller’s name on Schedule 1 attached hereto. The Company Units set forth opposite such Seller’s name on Schedule 1 attached hereto represent all of such Seller’s outstanding ownership interest in the Company (whether vested or unvested). Aside from the Company Units set forth opposite such Seller’s name on Schedule 1 attached hereto, such Seller has no current or future right to (nor have any promises or inducements been made to such Seller with respect to) any equity, profits interests or other ownership interest in the Company.
3.2    Authority. Such Seller has all requisite power and full legal right to enter into this Agreement and to perform all of such Seller’s agreements and obligations hereunder. This Agreement has been duly executed and delivered by such Seller and, subject to due execution and delivery by the other Parties, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.3    Non-Contravention. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby will not constitute a material violation of, or be in conflict in any material respect with, any Order applicable to such Seller.
3.4    Governmental Consents. Except as set forth in Section 3.4 of the Disclosure Schedule, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby.
3.5    Litigation. There is no Action pending or, to such Seller’s Knowledge, threatened which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation by such Seller of the transactions contemplated by this Agreement.
3.6    No Broker and No Transaction Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of such Seller in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Such Seller has not engaged any third party advisor for which the Company will have any liability, including brokers, finders, financial advisors, accountants, counsel and any other third party service providers, arising from, incurred in connection with or incident to the process by which the Company, such Seller (as applicable) and, to such Seller’s Knowledge, any other Seller solicited, discussed and negotiated strategic alternatives and/or this Agreement and the transactions contemplated hereby.
3.7    Investment.
(a)    Such Seller (i) has experience investing in unregistered and restricted securities of speculative and high risk companies, (ii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an acquisition of shares of Buyer’s Common Stock as represented hereby, (iii) by reason of such Seller’s financial and business experience, has the capacity to protect such Seller’s interest in connection with the acquisition of shares of Buyer’s Common Stock as represented hereby, (iv) is financially able to bear the economic risk of an investment in shares of Buyer’s Common Stock as represented hereby, including the total loss thereof, (v) is either (x) an individual or (y) a Person that is not an individual and was not formed solely for the purpose of acquiring shares of Buyer’s Common Stock, (vi) has received and reviewed all information such Seller considers necessary or appropriate for deciding whether to invest in shares of Buyer’s Common Stock, (vii) has had an opportunity to ask questions and receive answers from Buyer and its officers and employees regarding an investment in shares of Buyer’s Common Stock and regarding the business, financial affairs and other aspects of Buyer, and (viii) has further had the opportunity to obtain any information (to the extent Buyer possesses or can acquire such information without unreasonable effort or expense) which such Seller deems necessary to evaluate an investment in shares of Buyer’s Common Stock and to verify the accuracy of information otherwise provided to such Seller.

(b)    Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
(c)    Such Seller acknowledges and understands that (i) the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby have not been registered under the Securities Act in reliance, in part, on the representations and warranties of Seller in this Section 3.7(c) and (ii) such shares are being acquired by such Seller for investment purposes for such Seller’s own account only and not for sale or with a view to distribution of all or any part of such shares. Such Seller has no present plan or intention to sell, exchange or otherwise dispose of any of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.
(d)    Such Seller understands (i) that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby are “restricted securities” under the federal securities laws in that such shares will be acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such shares must be held indefinitely, and (ii) the resale limitations imposed by the Securities Act as well as Rule 144 (“Rule 144”) of the SEC and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” including the requirement that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby, unless registered for resale under the Securities Act, must be held for at least six (6) months after issuance from Buyer (or (1) year in the absence of publicly available information about Buyer) and the condition that there be available to the public current information about Buyer under certain circumstances.
(e)    Such Seller further agrees not to make any disposition of all or any portion of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, any applicable requirements of state securities laws, and any applicable Buyer policies concerning trading blackout periods; or (ii) such Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by Buyer, such Seller shall have furnished Buyer with a written opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law; provided, however, that (x) Buyer will not require opinions of counsel for transactions made pursuant to Rule 144 so long as Buyer is provided on a timely basis with all certificates and other information Buyer may reasonably request to permit Buyer to determine that the subject disposition is, in fact, exempt from the registration requirements of the Securities Act pursuant to Rule 144, (y) in addition to the other matters set forth in this paragraph, such Seller shall promptly forward to Buyer a copy of any Form 144 filed with the SEC with respect to any proposed disposition and a letter from the executing broker satisfactory to Buyer evidencing compliance with Rule 144, and (z) if Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any proposed disposition have changed from its present interpretations thereof as of the Closing Date, such Seller shall provide Buyer with such additional documents and assurances as Buyer may reasonably require.

(f)    Such Seller understands that the book entries or certificates evidencing the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby may bear one or all of the following legends (or substantially similar legends):
(i)    “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”
(ii)    Any legend required by applicable state securities laws.
Such Seller understands and agrees that stop transfer instructions may be given to Buyer’s transfer agent with respect to the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.
(g)    Such Seller has carefully read the provisions of this Agreement, including the provisions of this Article III, and has discussed their requirements and other applicable limitations upon such Seller’s ability to sell, transfer or otherwise dispose of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby (including, without limitation, the volume resale limitations set forth in Section 6.14), to the extent that such Seller felt necessary, with such Seller’s personal counsel.
3.8    Taxes. Seller has been advised to seek the advice of such Seller’s tax advisor and to make such Seller’s own determination with respect to this Agreement and the transactions contemplated hereby. By entering into this Agreement such Seller will bear any and all Liabilities for any Taxes (i) of such Seller, (ii) in respect of such Seller’s Company Units (including all Company Units issued as a result of the Note Conversions, and whether Taxes of the Company or such Seller), including as to the issuance of such Company Units to such Seller or the vesting of such Company Units, and (iii) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock and cash to such Seller in payment for such Seller’s Company Units).
3.9    Release. Except as limited therein, such Seller knows of no claim that such Seller may have that has not been released pursuant to the provisions of Section 6.10.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
WITH RESPECT TO THE COMPANY
Except as set forth on the Disclosure Schedule, the Sellers hereby represent and warrant to Buyer as of the Agreement Date and as of the Closing Date as follows:

4.1    Organizational Matters.
(a)    Valid Existence; Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Pennsylvania and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of Pennsylvania and each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary.
(b)    Operations. Section 4.1(b) of the Disclosure Schedule lists each state and country in which the Company has any employee or officer (each a “Current Employee”) or has assets or leases Real Property. Current Employees, together with any former employees or officers of the Company, are referred to herein individually as an “Employee” and collectively as “Employees.” Section 4.1(b) of the Disclosure Schedule also lists each state and country in which the Company has any individual consultant or independent contractor or director (who is not an Employee) (each a “Current Consultant”) as of the Agreement Date. Current Consultants, together with any former individual consultant or independent contractor or director (who is not an Employee) of the Company, are referred to herein individually as a “Consultant” and collectively as “Consultants.”
(c)    Subsidiaries. The Company has no Subsidiaries. The Company does not own and never has owned, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person. The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise) directly or indirectly in any Person.
(d)    Corporate Documents. The Company has delivered to Buyer true and complete copies of the Company’s Charter Documents. All such Charter Documents are unmodified and in full force and effect and the Company is not in violation of any provision of such Charter Documents. The Company’s members have not proposed or approved any amendment of any of the Company’s Charter Documents. The Company has delivered to Buyer and its representatives true and complete copies of the membership interests/unit ledger of the Company and of the minutes of all meetings of the members and each committee of the members of the Company held since the Reference Date to the extent minutes were kept or actions were taken at such meeting.
(e)    Officers and Members. Section 4.1(e) of the Disclosure Schedule lists all of the members and officers of the Company as of the Agreement Date.
4.2    Noncontravention. Neither the negotiation, execution, delivery nor performance of this Agreement nor the consummation of the Transactions shall (i) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), (ii) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of the Company or (iii) give rise to any Action by any Person (any such event, a “Conflict”) under or pursuant to (x) any provision of the Company’s Charter Documents or any resolutions adopted by the Company’s members, (y) any Material Contract to which the Company is or has been a party or by which any of its properties or assets may be or may have been bound or affected (including, for this purpose, any Contract with the Company’s actual or potential clients, customers, partners or acquirers), or (z) any material Permit issued to the Company or any Order or Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Following the Closing Date, the Company shall continue to be permitted to exercise all of its rights under all Material Contracts to which it is a party without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the Transactions contemplated by this Agreement not occurred.
4.3    Capitalization.
(a)    Authorized and Issued Securities. The capitalization of the Company is as follows: (i) 1,000,000 Company Units are issued and outstanding, and (ii) 428,571 Company Units are issuable in satisfaction of the Company Notes in connection with the Transactions. Except as set forth in this Section 4.3(a), there are no, and as of the Closing there shall be no, Company Units, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, profits units, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Company Units, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Units.
(b)    Ownership of Company Units and Company Notes. Section 4.3(b) of the Disclosure Schedule sets forth a complete and accurate list of each of the record holders of (i) all Company Units, (ii) all Company Notes and the principal amount, accrued but unpaid interest, grant date and maturity dates under each Company Note. All issued and outstanding Company Units are owned of record and beneficially, as set forth in Section 4.3(b) of the Disclosure Schedule.
(c)    Valid Issuance; No Preemptive or Other Rights.
(i)    All issued and outstanding Company Units (x) are, and all Company Units that may be issued pursuant to the conversion of the Company Notes shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, (y) are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company’s Charter Documents, or any Contract to which the Company is a party or by which it is bound and (z) have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws. The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.
(ii)    The rights, preferences and privileges of the Company Units are as set forth in the Company’s Charter Documents. There is no liability for distributions accrued and/or declared but unpaid with respect to the outstanding Company Units. The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any Company Units or any other voting securities or equity interests (or any options, profits interests, warrants or other rights to acquire any Company Units, voting securities or equity interests) of the Company. To the Company’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Units. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.
4.4    No Consents or Approvals. Except as set forth in Section 4.4 of the Disclosure Schedule, no consents or approvals of, filings with, or notices to any Governmental Authority or counterparty to a Material Contract are required to be made or obtained by the Company in connection with the consummation of the Transactions and the operation of the Company’s business in the ordinary course after Closing, including with respect to the continued validity of the Company’s Permits.
4.5    Financial Matters.
(a)    Financial Statements.
(i)    Prior to the Agreement Date, the Company has delivered to Buyer true and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (x) the unaudited balance sheet and related unaudited statements of income, cash flows and members’ equity as of and for the fiscal year ended December 31, 2019 (the “Balance Sheet Date”); and (y) the unaudited balance sheet and related unaudited statements of income, cash flows and members’ equity as of and for the two (2)-month period ended February 29, 2020 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).
(ii)    The books and records of the Company are complete, properly maintained and do not contain or reflect any material inaccuracies or discrepancies.
(b)    Fair Presentation. The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and were derived from and are consistent with the books and records of the Company; provided, however, that the Financial Statements for interim periods are subject to normal year-end adjustments (which shall not be material individually or in the aggregate). Since the Reference Date, the Company has not effected any material change in any method of accounting or accounting practice.
(c)    Internal Controls; Financial Controls. The Company maintains systems of internal accounting and financial reporting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets; (ii) that receipts and expenditures are being made only in accordance with authorizations of management and the Company’s members; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Financial Statements. The Company has delivered to Buyer a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other Employees or Consultants who have or had a significant role in the internal control over financial reporting of the Company. Since the Reference Date, there have been no material changes in the Company’s internal control over financial reporting.
(d)    No Undisclosed Liabilities. The Company does not have any Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (i) incurred by the Company in connection with the preparation, execution, delivery and performance of the this Agreement and included in the Company Transaction and Bonus Expenses, or (ii) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not, individually or in the aggregate, in excess of $25,000.
(e)    Off-Balance-Sheet Arrangements. There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company.
(f)    Inventory. All inventory of the Company as of the Agreement Date, if any, consists of a quality and quantity usable and saleable in the Ordinary Course of Business. All inventory not written off has been priced at the lower of cost or market value on a first in, first out basis. The quantities of each item of inventory as of the Agreement Date are reasonable in the present circumstances of the Company.
(g)    Bank Accounts. Section 4.5(g) of the Disclosure Schedule sets forth an accurate list and summary description (including account type, name and address) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
(h)    Company Debt. Except as set forth in Section 4.5(h) of the Disclosure Schedule, there is no Company Debt. With respect to each item of Company Debt, Section 4.5(h) of the Disclosure Schedule accurately sets forth the name and address of the creditor, the Contract under which such debt was issued, the principal amount of the debt and a description of the collateral if secured. The Company is not in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of the Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided to Buyer.
4.6    Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, (i) there has not been a Company Material Adverse Effect and (ii) there has not occurred any damage,

destruction or loss (whether or not covered by insurance) of any material asset of the Company that adversely affects the use thereof. Since the Interim Balance Sheet Date, the Company has been operated in the Ordinary Course of Business. Without limiting the foregoing, since the Interim Balance Sheet Date, the Company has not taken any action described in Section 6.1 that if taken after the Agreement Date and prior to the Closing would violate such provision.
4.7    Legal Proceedings. Since the Reference Date, there have not been and there are no pending Actions, and there are no Actions threatened in writing, in either case, by or against the Company, its properties or assets or any of the Company’s officers or directors in their capacities as such.
4.8    Compliance with Laws; Permits.
(a)    The Company is and has at all times been, in material compliance with all Laws applicable to the Company or any of its properties, assets, business or operations, including all Health Care Laws. The Company holds all Permits necessary to conduct its business and own, lease and operate its properties and assets and all such Permits are in full force and effect. The Company is and has always been in material compliance with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities. Section 4.8(a) of the Disclosure Schedule sets forth a list of all material Permits that are held by the Company. The Company has not received notice from any Governmental Authority claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or its business or operations; the Company has not been assessed a penalty with respect to any alleged failure by the Company to have or comply with any Permit.
(b)    Neither the Company, nor any of its officers, directors, Employees, Consultants or agents, have, in the operating of the Company’s business, engaged in any activities which are prohibited or are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance, or similar legal requirement promulgated pursuant to such statutes or any analogous state or local Laws.
(c)    Neither the Company, nor any of its directors, officers or Employees, nor to the Knowledge of the Company, any of its Consultants or agents, has, directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.
(d)    (i) Each Current Employee and Current Consultant of the Company required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect, and (iii) to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.
(e)    Neither the Company nor any of its Employees, Consultants, other agents or vendors has been excluded, suspended, debarred or otherwise sanctioned by any Governmental

Authority, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.
(f)    Except as set forth on Section 4.8(f) of the Disclosure Schedule, the Company is and has at all times been in compliance in all respects with all applicable Laws relating to the privacy, security, use and disclosure of health information, including “protected health information” or “PHI” as defined under HIPAA and information related to genetic testing and genetic test results, created, used, disclosed or stored in the course of the operations of the Company, including HIPAA and all applicable state, federal and international laws regarding the privacy and security of health information, including genetic testing and results. The Company has the necessary agreements with all of the Company’s “business associates” as such term is defined by and as such agreements are required by HIPAA. True and complete copies of all HIPAA and health information privacy policies that have been used by the Company since the Reference Date have been provided to Buyer and such privacy policies are in compliance with all applicable Laws relating to the privacy, security, use and disclosure of health information. The Company has at all times materially complied with all rules, policies, and procedures established by the Company from time to time and as applicable with respect to privacy, security, data protection, or the collection and use of health information and genetic testing information created, used, disclosed or stored in the course of the operations of the Company. No actions have been asserted or, to the Knowledge of the Company, threatened against the Company by any person alleging a violation of such person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures.
(g)    Except as set forth on Section 4.8(g) of the Disclosure Schedule, with respect to all health information, PHI, and genetic testing information as described in Section 4.8(f), the Company has taken reasonable steps (including implementing and monitoring compliance with administrative, physical and technical safeguards) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse. The Company maintains and has implemented security policies and procedures as required by HIPAA and other applicable laws. Since the Reference Date, there has been no “Breach of Unsecured PHI,” as defined under HIPAA, and no “Security Incident” as defined under HIPAA, resulting in the unauthorized use or disclosure of PHI. The Company maintains systems, policies and procedures to respond to incidents and complaints alleging violations of applicable privacy or security standards and to identify and report all Breaches of Unsecured Protected Health Information in accordance with Company’s legal and contractual obligations.
4.9    Taxes.
(a)    The Company has paid all Taxes owed by the Company (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return. Since the Balance Sheet Date, the Company has incurred no Liability for Taxes arising outside of the Ordinary Course of Business. There are no Liens for Taxes (other than Permitted Liens) on any of the Company’s assets or on any of the Company Units. The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(b)    The Company has timely filed all Tax Returns that are required to have been filed by the Company. All such Tax Returns are true, correct and complete in all material respects and were filed in compliance with all applicable Laws. The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return. No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been finally resolved.
(c)    The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing by the Company to any Employee, Consultant, creditor, stockholder or other third party. The Company has properly classified all services providers to the Company as employees, independent contractors, or other appropriate status, in accordance and compliance with all applicable Laws, and timely and correctly completed and filed all applicable reports and forms with respect thereto (including all appropriate IRS Form W-2, IRS Forms 1099, as applicable).
(d)    No deficiencies for any Taxes have been proposed or assessed, in each case in writing, against or with respect to any Taxes due by, or Tax Returns of, the Company, which deficiencies have not been finally resolved, and there is no outstanding audit, assessment, dispute or claim concerning any Tax Liability of the Company either within the Company’s Knowledge or claimed, pending or raised by an authority in writing, which audit, assessment, dispute or claim has not been finally resolved.
(e)    The Company (i) is not nor has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return and (ii) has no Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, or as a transferee or successor, by contract, or otherwise.
(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    The Company has disclosed on its federal income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(h)    The Company shall not be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested by the Company prior to the Closing; (ii) agreement entered into by the Company with any Taxing Authority prior to the Closing; (iii) installment sale or open transaction disposition made by the Company prior to the Closing; (iv) prepaid amounts received or paid by the Company prior to the Closing; (v) the application by the Company of the long-term method of accounting prior to the Closing; (vi) any cancellation of indebtedness income recognized by the Company pursuant to Section 108 of the Code with respect to the Company Debt that is properly allocable to the Pre-Closing Tax Period;

or (vii) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument by the Company occurring prior to the Closing.
(i)    The Company does not have nor has it ever had a permanent establishment in any foreign country. The Company does not engage nor has it ever engaged in a trade or business in any foreign country that would cause the Company to be obligated to pay Taxes or file Tax Returns in such country.
(j)    No Tax Returns of the Company have been audited or are currently the subject of an Action brought by a Taxing Authority. The Company has delivered to Buyer correct and complete copies of all federal and state income Tax Returns and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to Taxes for all taxable periods ending on or prior to the Agreement Date.
(k)    The Company is not, nor has ever been, a “United States shareholder” within the meaning of Section 951(b) with respect to any Person that is or was treated as a “controlled foreign corporation” as defined in Section 957 of the Code. The Company does not own an equity interest in any Person that is treated as a either a “partnership” or as “passive foreign investment company” (each such term as defined pursuant to the Code).
(l)    Section 4.9(l) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) in which the Company pays Taxes and the nature of the Taxes paid by the Company.
(m)    The Company has never been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(n)    All Taxes (including sales tax, use tax and value-added tax) that were required to be collected or self-assessed by the Company have been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been duly remitted, and the Company has complied in all material respects with all reporting requirements with respect thereto.
(o)    No power of attorney that has been granted by the Company with respect to any matter relating to the Taxes of the Company is currently in force.
(p)    The Company has at all times since its formation been properly and validly classified for all U.S. federal, state and local tax purposes as a “partnership” (within the meaning of the Code). No election described in section 1101(g)(4) of P.L. 114-74 (the Bipartisan Budget Act of 2015) has ever been made by or with respect to the Company.

4.10    Employee Benefits and Labor Matters.
(a)    Plans and Arrangements. Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Plans.
(b)    Plan Documents. With respect to each Company Plan, the Company has delivered to Buyer a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof and, to the extent applicable, true and complete copies of the following documents with respect to each Company Plan: (i) any Contracts or agreements, plans and related trust documents, insurance Contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (ii) the results of the non-discrimination testing since the Reference Date; (iii) Forms 5500 and all schedules thereto since the Reference Date; (iv) the most recent actuarial report, if any; (v) the most recent IRS determination or opinion letter; (vi) all correspondence, rulings or opinions issued by the DOL, IRS or any other Governmental Authority and all material correspondence from the Company to the DOL, IRS or other Governmental Authority other than routine reports, returns or other filings since the Reference Date; (vii) the most recent summary plan descriptions and any summaries of material modifications with respect thereto; and (viii) written descriptions of all non-written Company Plans.
(c)    ERISA. No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other entity (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied. Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code, within the past six (6) years. No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. During the past six (6) years, neither the Company nor any of its ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company nor any of its ERISA Affiliates. Neither the Company nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Company Plan, nor, to the Company’s Knowledge, have there been any fiduciary violations under ERISA that could subject the Company (or any Employee) to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.
(d)    Status of Plans. Each Company Plan intended to qualify under Section 401 of the Code or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code has received a favorable determination letter from the IRS or is the subject of a favorable prototype opinion letter from the IRS as to its qualification under the Code and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Except as set forth on Section 4.10(d) of the Disclosure Schedule, no Company Plan intended to qualify under Section 401 of the Code provides for participant plan loans. Nothing has occurred with respect to the operation of any Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax under ERISA or the Code. No event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company, either directly or by reason of an ERISA Affiliate of the Company, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof. None of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.
(e)    Contributions to Plans. All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code) have been timely made. There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.
(f)    Conformity with Laws. All Company Plans have been established, operated and maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing. There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form or could reasonably be expected to form the basis for any such Action. There are no filings or applications pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Authority. The Company has satisfied all obligations applicable to the Company or any ERISA Affiliate under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any Employee of any ERISA Affiliate (or any dependent or former dependent of such Employee) with respect to any qualifying event that has occurred on or before the Closing Date. Section 4.10(f) of the Disclosure Schedule lists each individual who, as of the Agreement Date, (i) is currently receiving continuation coverage under COBRA under a Company Plan, or (ii) is within his or her COBRA election period.
(g)    Leased Employees. The Company has no Employees who are “leased employees” (as that term is defined in Section 414(n) of the Code) and has no liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.
(h)    Employment Matters.

(i)    Section 4.10(h)(i) of the Disclosure Schedule sets forth a true and complete listing of the Current Employees and the Current Consultants, as of the Agreement Date, including each such person’s name, job title or function and job location, and each such Current Employee’s or such Current Consultant’s current status (as to leave, full time or part time, exempt or nonexempt and temporary or permanent status and as to classification as an employee, consultant, independent contractor, officer or director). Other than as fully reflected or specifically reserved against in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), neither the Company nor any Seller has paid or promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has delivered to Buyer a true and complete copy of the employee handbook for the Company, if any and all other employment policies, if any, currently applicable to any Employee or Consultant.
(ii)    To the Company’s Knowledge, no officer, Current Consultant or Current Employee at the level of manager or higher has disclosed any plans to terminate his, her or their employment or other relationship with the Company.
(iii)    The Company has a USCIS Form I-9 that is validly and properly completed in accordance with applicable Law for each Employee and former Employee with respect to whom retention of such form is required by applicable Law. The Company has complied with all Department of Homeland Security, DOL and State Department regulations governing the employment of foreign national workers. The Company has complied with all Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of ETA-9035 Labor Condition Applications.
(iv)    Except as set forth in Section 4.10(h)(iv) of the Disclosure Schedule:
(A)    the Company has paid to each applicable Employee the entire amount of the bonus, if any, earned by such Employee for the year ended December 31, 2019 and no remaining bonus amounts for the year ended December 31, 2019, payable to any Employee, remain unpaid as of the Closing Date;
(B)    since the Reference Date: (x) the Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any Employees, accrued through the Closing Date and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Family and Medical Leave Act, Occupational Safety and Health Act of 1970 and any and all similar applicable state and local Laws; and (y) the Company has not been engaged in any unfair employment practice, as defined in the National Labor Relations Act or other applicable Law;
(C)    since the Reference Date, the Company has not received a written notice, citation, complaint or charge asserting any violation or liability under the federal

Occupational Safety and Health Act of 1970 or any similar applicable Law regulating employee health and safety;
(D)    (u) none of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with the Company; (v) there are no labor, collective bargaining agreements or similar arrangements binding on the Company with respect to any Current Employees; (w) since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (x) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (y) since the Reference Date, there has not occurred or, to the Company’s Knowledge, has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (z) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Company’s Knowledge, threatened;
(E)    since the Reference Date, the Company has not received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice, by the Company, nor, to the Knowledge of the Company, has any such charge been threatened;
(F)    (x) all Current Employees of the Company are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (y) except as set forth in Section 4.10(h)(iv)(F) of the Disclosure Schedule, the Company’s relationships with all individuals who act as Consultants to the Company can be terminated at any time for any reason with such notice as is required by their contracts without any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;
(G)    since the Reference Date, the Company has not effectuated: (x) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, to the extent applicable; or (y) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company, to the extent applicable; and
(H)    any individual performing services for the Company who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to the Company, has been correctly classified and is in fact not a common law employee of the Company or any Subsidiary.

(i)    Effect of Transaction. Except for the payment of the consideration under Article II and except for accelerated vesting and distribution upon the termination of the Genelex Labs 401(k) Profit Sharing Plan, neither the execution and delivery of the this Agreement nor the consummation of the Transactions shall result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of this Agreement or the consummation of the Transactions is an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)    Compliance with Section 409A of the Code. To the extent that any Company Plan is a Nonqualified Deferred Compensation Plan, such Company Plan is in documentary and operational compliance with, in all respects, Section 409A of the Code and all applicable guidance issued by the IRS thereunder (or could be made compliant without applicable penalties in accordance with such guidance). No payment pursuant to any Company Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company would subject any person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Transactions or otherwise. There is no Contract or arrangement to which the Company, or to the Knowledge of the Company, any Company Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.
(k)    Plans Outside the United States. No Company Plan is subject to the laws of any jurisdiction other than the United States of America.
(l)    Plan Termination. Each Company Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to the Company, Buyer or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Neither the Company nor any of its Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan, and each asset held under any Company Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability.
4.11    Environmental Matters. The Company is, and at all times has been, in material compliance with all applicable Environmental Laws. There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property or premises currently or formerly owned, operated or leased by the Company. The Company has not received any written notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the

Company, there are no facts, circumstances or conditions existing with respect to the Company or any real property or premises currently or formerly owned, operated or leased by the Company or any property or facility to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any Environmental Liability. The Company has not stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Hazardous Materials) or owned, occupied or operated any Premises or property in a manner that has given or could give rise to any material Liabilities (including any Environmental Liabilities for response costs, corrective action costs, personal injury, natural resource damages, property damage, or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Laws. To the Knowledge of the Company, no property or facility now or previously owned, occupied or operated by the Company, is currently listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state or local registry list and, to the Knowledge of the Company, no off-site location at which the Company has disposed or arranged for the disposal of any waste is listed or proposed to be listed on the National Priorities List or on any analogous state or local list. The Company has delivered to Buyer a true and complete list of environmental reports, audits assessments and investigations in the Company’s possession or control which relate to the Premises and the real property in the Company’s possession or control. There have been no Releases at any real property and there are no above-ground, nor to the Company’s Knowledge, underground, storage tanks, oil/water separators, sumps, septic systems, or polychlorinated biphenyls (PCBs) or any PCB-containing equipment located on any real property.
4.12    Contracts.
(a)    Specified Material Contracts. Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company is not a party to, does not have any obligations, rights or benefits under and none of its assets or properties are bound by any:
(i)    Contracts that purport to limit, curtail or restrict the ability of the Company or its Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom the Company or any of its future Subsidiaries or Affiliates may do business;
(ii)    Contracts: (x) with any Employee and any offer letters for employment or consulting with the Company, that (A) provide for anticipated annual compensation or other payments in excess of $75,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, (B) provide for the payment of non-qualified deferred compensation subject to Section 409A of the Code, or (C) provide for potential severance payments or other severance benefits; and (y) with any Consultant and any offer letters to enter into consulting agreements with the Company, that provide for anticipated annual payments in excess of $75,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;
(iii)    Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);

(iv)    Contracts with any present or former officer, member or manager of the Company, or any Affiliate of such officer, member or manager (other than Company Plans, but specifically including any employment agreements that are not terminable at will without severance or acceleration liability), including, but not limited to, any agreement providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, member, manager or Affiliate, in each case, other than advances or reimbursements for business expenses consistent with the Company’s policy and past practice;
(v)    Contracts under which the Company has advanced or loaned any money to any of the Employees or Affiliates of the Company where there is still an outstanding amount due to the Company under such Contract, other than advances or reimbursements for business expenses consistent with the Company’s policy and past practice;
(vi)    Contracts granting any power of attorney with respect to the affairs of the Company or otherwise conferring agency or other power or authority to bind the Company other than to officers and attorneys in the Ordinary Course of Business;
(vii)    Partnership or joint venture agreements;
(viii)    Contracts for the acquisition, sale or lease of all or a material portion of the properties or assets of any Person (including any ownership interest in any entity) other than in the Ordinary Course of Business;
(ix)    Contracts with a Governmental Authority;
(x)    Loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by the Company, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by the Company, or any guarantees of the foregoing by third parties for the Company’s benefit;
(xi)    Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of the Company;
(xii)    Voting agreements or registration rights agreements relating to Company Units to which the Company is a party;
(xiii)    Lease or rental Contracts relating to personal property;
(xiv)    Contracts providing for indemnification by the Company other than (x) customary indemnities against breach of the obligations contained in such Contract that were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses entered into in the Ordinary Course of Business;

(xv)    Any Contract with any supplier or provider of goods or services that are incorporated into, or related to the development of, any Product and Service involving consideration in excess of $50,000 in the current or either of the two (2) previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);
(xvi)    Any Contracts to (x) provide services to any Person involving consideration in excess of $50,000 in the current or either of the two (2) previous fiscal years, or (y) perform any service or sell or lease any product which grants the other party or any third party “most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;
(xvii)    Contracts related to the manufacturing, transport, transfer, distribution or storage of any Product and Service involving consideration in excess of $50,000 in the current or either of the two (2) previous fiscal years;
(xviii)    Contracts relating to capital expenditures and involving obligations after the Agreement Date in excess of $50,000 and not cancelable without penalty;
(xix)    Contracts relating to the disposition or acquisition of material assets or any ownership interest in any entity;
(xx)    Contracts with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions; and
(xxi)    Contracts to enter into or negotiate the entering into of any of the foregoing.
(b)    Documentation. The Company has delivered to Buyer (i) true and complete copies of each written Material Contract (subject to redaction of any commercially sensitive pricing information with respect to Contracts with the Company’s customers or payors) and (ii) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.
(c)    Status of Material Contracts. Each of the Contracts required to be listed in Section 4.12(a) of the Disclosure Schedule, each of the Real Property Leases and each of the IP Contracts (collectively, the “Material Contracts”) is valid and binding on the Company and in full force and effect and is enforceable in accordance with its terms by the Company. The Company is not in material breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would, to the Knowledge of the Company, result in a material liability to the Company. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any respect by any such other party thereunder. The Company has not received notice of any termination or cancellation of any Material Contract, and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract. The

Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any provision of any Material Contract. The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any provision of any Material Contract. None of the parties to any Material Contract is renegotiating any amounts paid or payable to or by the Company under such Material Contract or any other term or provision thereof.
4.13    Assets: Title, Sufficiency, Condition. The Company has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its assets whether real or personal, tangible or intangible, including those that are used in the conduct of the business of the Company, located on the Company’s Premises or reflected in the Interim Balance Sheet as being owned by the Company or acquired after the date thereof (other than inventory disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet) (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute, in all material respects, all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the Company’s business as currently conducted. All of the material fixtures and other material improvements to the Leased Real Property and all of the tangible personal property of the Company (i) are in all material respects adequate and suitable for their present uses, (ii) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.
4.14    Real Property.
(a)    Section 4.14(a) of the Disclosure Schedule (i) sets forth a list of the addresses of all real property leased, subleased or licensed by or for which a right to use or occupy has been granted to the Company (the “Leased Real Property”), and (ii) identifies, with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract and each amendment, modification, supplement or restatement thereto (the “Real Property Leases”).
(b)    The Company does not own, and has never owned, any real property.
(c)    There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right to use or occupancy of any of the Leased Real Property and there is no Person (other than the Company) in possession of any of the Leased Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 4.14(c) and Section 4.12(c) are true and correct with respect to the underlying lease.
(d)    The Company has delivered to Buyer true, accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with any extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto and no Real Property Lease has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer prior to

Closing. With respect to each of the Real Property Leases, (i) the Company has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, free and clear of all Liens (including liens arising out of any attachment, judgement or execution) affecting the Leased Real Property or the estate or interest created by the Real Property Leases except for the Permitted Liens; (ii) there are no existing defaults thereunder by the Company or, to the Knowledge of the Company, any other party to the Real Property Leases; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or, to the Knowledge of the Company, any other party to the Real Property Leases, or that could permit the termination, modification, or acceleration of rent thereunder; (iv) there are no pending disputes, actions or proceedings that were brought by the Company against a lessor under a Real Property Lease alleging that such lessor is in default or has committed a breach under such Real Property Lease; (v) the Company has not received any written notice from any Governmental Authority of a violation of any governmental requirements (including Environmental Laws) with respect to any of the Leased Real Property and to the Company’s Knowledge, the Leased Real Property is not in violation of any material requirements of same; and (vi) the Company has not used, generated, stored, released, discharged, transported, handled, or disposed of any hazardous materials on, in or in connection with any parcel of Leased Real Property except as expressly permitted pursuant to the terms of the Real Property Leases.
(e)    No eminent domain, condemnation or zoning, building code or other moratorium Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Leased Real Property. None of the Company’s current uses of the Leased Real Property materially violates any restrictive covenant or zoning ordinance that affects any of the Leased Real Property. There have been no special assessments filed, or, to the Company’s Knowledge, proposed against the Leased Real Property or any portion thereof. None of the Leased Real Property has been damaged or destroyed by fire or other casualty.
(f)    All Premises are supplied with utilities and other services necessary for the operation of such Premises as the same are currently operated.
4.15    Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.
(a)    Company Intellectual Property Rights and Company Technology.
(i)    The Company owns or has the right to use all Company Technology and all Intellectual Property Rights therein for all purposes necessary or useful to the Company’s business as presently conducted. Except for (x) the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts and (y) off the shelf, “click wrap” or “shrink wrap” license agreements for software that is generally commercially available to the public on reasonable terms (“Shrink Wrap Licenses”), in each case with annual, aggregate payments (including license, maintenance and support fees) not in excess of $20,000 individually or $50,000 in the aggregate, none of the Company Technology or Company Intellectual Property Rights is owned by any third party. The Company exclusively owns all Company Technology, including Proprietary Software and all Company Intellectual Property Rights that are owned or purported to be owned by the Company free and clear of all Liens other than with respect to the Permitted Liens.

(ii)    Section 4.15(a)(ii) of the Disclosure Schedule contains a list and description of Proprietary Software. Except as disclosed by Section 4.15(a)(ii) of the Disclosure Schedule: (r) Proprietary Software is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (s) the Company has maintained and protected all Proprietary Software (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code of any Proprietary Software has been published, disclosed or delivered to any Person by the Company (other than those subcontractors listed on Section 4.15(a)(ii) of the Disclosure Schedule) or by any employee, consultant, contractor or agent of the Company; (t) no licenses or rights (including contingent rights) have been granted by the Company, or any of its Affiliates, to any Person to access, use or distribute any source code of any Proprietary Software; (u) the Company has copies of all releases or separate versions of all Proprietary Software so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to all Proprietary Software; (w) the Company has developed the Proprietary Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are Employees); (x) the Proprietary Software includes the current source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language actually created, owned or used by the Company for the development, maintenance and implementation thereof, so that a trained computer programmer could develop, maintain, support, compile and deploy all releases or separate versions of the same; (y) the Source Code Materials for the Proprietary Software are complete and accurate; and (z) there are no Contracts in effect with respect to the marketing, distribution or licensing of the Proprietary Software by any other Person.
(b)    Infringement. Neither (i) the operation of the business of the Company, including as presently conducted, nor (ii) any of the Products and Services or Company Technology has infringed upon, diluted, misappropriated or violated or will infringe upon, dilute, misappropriate or violate, any Intellectual Property Rights of any Person. The Company has not received any written charge, complaint, claim, demand or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the Company’s business). To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights owned by the Company at any time since the Reference Date. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any facts or circumstances supporting a claim challenging the Company’s ownership of the Company Intellectual Property Rights or alleging that any of the Company Intellectual Property Rights are invalid or unenforceable.
(c)    Scheduled IP. Section 4.15(c) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered

Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Company (collectively, the “Company Registrations”). All Company Registrations have been duly maintained (including the payment of fees) and are not expired, cancelled or abandoned. Section 4.15(c) of the Disclosure Schedule also identifies each trade name, each unregistered trademark, service mark, or trade dress and each unregistered copyright owned or exclusively licensed by the Company that, in each case, is material to the business of the Company.
(d)    IP Contracts. Section 4.15(d) of the Disclosure Schedule identifies under separate headings each Contract under which the Company uses or licenses from third parties Company Technology or Company Intellectual Property Rights that are material to the operation of the business of the Company as presently conducted and that any Person besides the Company owns, including Software other than Proprietary Software that is licensed to or used by the Company or any of its Affiliates and is related to Company’s business (“Third Party Software”) (other than Shrink Wrap Licenses and Public Software) (collectively “Inbound IP Contracts”) or under which the Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use or access any item of the Company Technology (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). None of the Inbound IP Contracts are subject to any transfer, assignment or change of control limitations. Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, the Company does not owe any royalties or other payments or otherwise have any liability to any Person for the use of any Intellectual Property Rights or Technology. The Company has paid all fees, royalties and other payments applicable to the past and current use or exploitation of Intellectual Property Rights provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses are due or otherwise required to be paid by the Company or any of its Affiliates within thirty (30) days following the Closing Date or otherwise will become due as a result of, or attributable to, the Transactions contemplated herein.
(e)    Confidentiality and Invention Assignments. The Company has maintained practices designed to ensure the protection of the confidentiality of the Company’s confidential information and trade secrets and, except as disclosed on Section 4.15(e) of the Disclosure Schedule, has required any Employee, Consultant or third party with access, or to whom it has disclosed its confidential information, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts. Except as disclosed on Section 4.15(e) of the Disclosure Schedule, all Employees and Consultants of the Company who (i) in the normal course of their duties are involved in the creation of Company Technology that is incorporated in any Product and Service of the Company or (ii) have in fact created any Company Technology that is incorporated in any Product and Service of the Company, have executed contracts that irrevocably assign to the Company on a worldwide royalty-free basis all of such Persons’ respective rights, including Intellectual Property Rights relating to such Company Technology. To the Knowledge of the Company, no Employee or Consultant is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such Employee or Consultant with the Company. Except as disclosed on Section 4.15(e) of the Disclosure Schedule, all authors of any works of authorship in the Company Technology owned by the Company have waived their moral rights and have agreed to a covenant not to assert their moral rights.

(f)    Open Source Software. Except as disclosed on Section 4.15(f) of the Disclosure Schedule, none of the Company Technology that is owned by the Company, Proprietary Software or any Product or Service of the Company (including any software, middleware, firmware) constitutes or contains any Public Software. The Proprietary Software has never been provided, delivered or distributed to any Person other than those Employees and Consultants of the Company working on the development of Company’s software, firmware or middleware for the benefit of the Company and has never been delivered or distributed in any form (object code, executable code or source code form) to any Person, including delivery via electronic transmission, by physical delivery on tangible media (either as stand-alone software or as a part of any other software), loan, delivery or transmission as part of the transfer of hardware or components, or any other form of delivery or distribution, temporary or permanent. None of the Company Technology that is owned by the Company, Proprietary Software, nor any Product or Service of the Company is subject to any IP Contract or other contractual obligation that would require the Company to publicly divulge any source code or trade secret that is part of the Company Technology that is owned by the Company, Proprietary Software, or any Product or Service of the Company.
(g)    Privacy and Data Security.
(i)    The Collection and Use and dissemination by the Company of any Personal Data is in compliance in all respects with the Company’s privacy policies and terms of use, industry standards, all applicable Information Privacy and Security Laws, all Personal Data Obligations, and all Contracts to which the Company is bound. No Personal Data is stored or otherwise maintained outside the United States by the Company or any third party. The Company has not engaged in cross-border processing of Personal Data. True and complete copies of all privacy policies that have been used by the Company since the Reference Date have been provided to Buyer. The Company has consistently posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company.
(ii)    The Company does not Collect or Use Personal Data from any Person in any manner other than as described in the Contracts and privacy policies delivered to Buyer.
(iii)    The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, in compliance with industry standards, all applicable Information and Privacy and Security Laws and all Contracts to which the Company is bound. True and complete copies of all such policies and procedures have been provided to Buyer. The Company has complied at all times in all respects with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data).
(iv)    At any time since the Reference Date, there have been no security breaches relating to, or violations of any security policy or Information Privacy and Security Law regarding, or any unauthorized access, disclosure, or use of, any data or information used by the Company, including Personal Data. No notice has been provided to the Company by a third party vendor or any other person of any security breach relating to Personal Data. The Company has not experienced a loss or unauthorized disclosure, use, or breach of privacy or security of any Personal Data in the custody or control of the Company that would have required notice to any third Person (including any Governmental Entity or parties to any Contract) under any applicable Law. No Person (including any Governmental Authority) has commenced any Action relating to the Company’s information privacy or data security practices, or to the Knowledge of the Company, threatened any such Action or made any complaint, investigation, or inquiry relating to such practices.
(v)    The Company does not (x) have or solicit any customers in the European Economic Area, or (y) except as set forth in Section 4.15(g)(v) of the Disclosure Schedule, process, transmit, or store any Personal Data of any Persons located in the European Economic Area.
(vi)    The Company has taken all required steps to limit access to Personal Data to: (x) those Company personnel and third-party vendors providing services to or on behalf of the Company who have a need to know such Personal Data in the execution of their duties to the Company; and (y) such other Persons permitted to access such Personal Data in accordance with the privacy policies and terms of use, industry standards, all applicable Information Privacy and Security Laws and all Contracts to which the Company is bound.
(vii)    The Company maintains a written technical information security program that contains administrative, technical and physical safeguards (including encryption) compliant in all respects with industry standards and applicable Information Privacy and Security Laws (the “Security Program”). The Security Program is designed to: (v) protect the integrity and confidentiality of Personal Data; (w) protect against reasonably anticipated threats or hazards to the security of Personal Data; (x) protect against the unauthorized access, disclosure or use of Personal Data; (y) address computer and network security; and (z) provide for the secure destruction and disposal of Personal Data. The Security Program has been updated as required by all applicable Information Privacy and Security Laws. All third-party vendors or persons with access to Personal Data have entered into contracts or written agreements with the Company requiring that such vendors or persons maintain a substantially similar security program.
(viii)    The Company controls the access to its computer and information technology networks through the utilization of industry-standard or better security measures that are designed to prevent unauthorized access to such networks. All of the Company’s security measures are designed to be consistent with or exceed industry standards and the requirements of applicable Laws and are designed to (x) prevent the unauthorized disclosure of confidential information (including Personal Data) of the Company, (y) prevent access without express authorization (and immediately terminate such unauthorized access) to the networks and information system of the Company and (z) facilitate the Company’s identification of the person making or attempting to make such unauthorized access.
(h)    Effect of Transactions on Company Technology Rights or Data Privacy. The Transactions shall not adversely affect the Company’s ownership of any Company Technology or the Company’s legal right and ability to continue using the Company Technology in the operation of the Company’s business on or after the Closing to the same extent as the Company Technology is used in the operation of the business prior to the Closing. The Transactions (including any transfer of Personal Data resulting from the Transactions) (i) comply with all Personal Data Obligations of the Company, and (ii) comply (and the disclosure to, transfer to, and use by the Buyer of such Personal Data after the Closing will comply) with all Information Privacy and Security Laws (including any such Laws and regulations in the jurisdictions where the Personal Data is collected). Following the Closing, the Company shall continue to have the right to use such Personal Data on identical terms and conditions as the Company enjoyed immediately prior to the Closing.
(i)    Information Systems. The Company owns, leases or licenses all Information Systems that are used in, or necessary for, the business of the Company, including the capacity and ability to process current peak volumes in a timely manner. The Information Systems are in good working condition, comply with all service level requirements of related Contracts, and are adequate and have sufficient capacity for the conduct of the Company’s business as currently conducted. In the last twelve (12) months, there have been no material failures, breakdowns, outages or unavailability of such Information Systems and the DR Plans were not activated other than for testing purposes. On and after the Closing, the Information Systems shall be in the possession, custody or control of the Company, along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Closing.
(j)    Disaster Recovery. The Company has delivered to Buyer a true and complete copy of the DR Plans. To the Knowledge of the Company, the DR Plans are consistent with or exceed industry standards and applicable Laws. The DR Plans are designed to ensure, at a minimum, the ability of the Company to resume operations and performance of services promptly and ensure redundancy of all data and information material to the operation of the Company that the Company is required to maintain pursuant to any Contract, internal policy or applicable Law.
4.16    Insurance. Section 4.16 of the Disclosure Schedule sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies. The Company has delivered to Buyer complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid, the Company is otherwise in material compliance with the terms of such policies, and the Transactions shall not result in any termination of, or otherwise adversely affect, any such policy. The Company has not failed to give proper notice of any known claim under any such policy in a valid and timely fashion. The Company has not received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the Agreement Date.
4.17    Related Party/Affiliate Transactions. There are no Liabilities of the Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities. No Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by the Company in the conduct of its business. Except as set forth in Section 4.17 of the Disclosure Schedule, the Company is not subject to any ongoing transactions pursuant to which the Company purchases any services, products or Technology from, or sells or furnishes any services, products or Technology to, any Related Party. Except as set forth in Section 4.17 of the Disclosure Schedule, all transactions pursuant to which any Related Party has purchased any services, products or Technology from, or sold or furnished any services, products or technology to, the Company (each a “Related Party Transaction”) have been on an arm’s-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
4.18    Suppliers. Section 4.18 of the Disclosure Schedule sets forth true and complete lists of the top ten suppliers of the Company (measured in terms of total expenses) attributable to each such Person during the year ended December 31, 2019 (each Person identified on at least one of such lists, a “Top Supplier”), showing the total purchases by the Company from each such Top Supplier during such period. Since the Interim Balance Sheet Date, no Top Supplier has (i) ceased or materially reduced its sales or provision of services to the Company or changed the pricing or other terms of the business it does with the Company, other than in the Ordinary Course of Business, or (ii) to the Knowledge of the Company, threatened to cease or materially reduce such sales or provision of services, other than in the Ordinary Course of Business. No Top Supplier has pending or threatened in any Action against the Company.
4.19    Certain Business Practices. Neither the Company nor any Employee or, to the Company’s Knowledge, any agent, acting on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of the Anti-Kickback Statute, as amended, or (iv) made any other unlawful payment of a type similar to those described above in this Section 4.19.
4.20    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or any prior actual or potential merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions payable by the Company to any third party other than the Company Transaction and Bonus Expenses.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as of the Agreement Date and as of the Closing Date as follows:
5.1    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2    Authority; Non-Contravention.
(a)    Buyer has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized and approved by Buyer’s board of directors and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by it of the Transactions. This Agreement has been and, when delivered at the Closing shall be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions thereof, shall (i) violate any provision of the Charter Documents of Buyer or (ii) assuming that the consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law applicable to Buyer or any of Buyer’s properties or assets, or (y) constitute a default under (with or without notice or lapse of time, or both), result in the termination of or cancellation under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any material Contract to which Buyer is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
5.3    Governmental Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (i) a filing with the New York Stock Exchange in respect of the shares of Buyer’s Common Stock issuable pursuant to this Agreement and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.
5.4    SEC Documents.
(a)    Buyer has filed all reports required to be filed by it with the SEC since January 1, 2018, and Buyer has made available to the Sellers (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, “Buyer’s SEC Documents”). As of their respective dates, each of the Buyer’s SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and none of the Buyer’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).
5.5    Shares of Common Stock. The shares of Buyer Common Stock to be issued and delivered to the Sellers in accordance with this Agreement, when so issued and delivered, will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Charter Documents of Buyer or any agreement to which Buyer is a party, and (ii) based in part upon the statements of the Sellers in Article III, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.
5.6    No Broker and No Transaction Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of Buyer in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE VI

CERTAIN AGREEMENTS OF THE PARTIES
6.1    Conduct of the Business. Except as expressly permitted by this Agreement, or with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the Agreement Date until the Closing or the earlier termination of this Agreement pursuant to Article VIII (Termination), the Sellers shall cause the Company to (i) conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact its present business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with Employees, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with the Company) and retain the services of its present officers, directors and Employees and (iii) use commercially reasonable efforts to maintain in full force and effect all insurance policies described in Section 4.16. Without limiting the generality of the foregoing, until the Closing or the earlier termination of this Agreement pursuant to Article VIII (Termination), the Sellers shall cause the Company not to:
(a)    issue, sell, grant, dispose of, amend any term of, grant registration rights with respect to, pledge or otherwise encumber any Company Units or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Company Units or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Units or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Units or other equity interests; provided, however, that the Company may issue Company Units upon the conversion of the Company Notes and in accordance with the terms thereof;
(b)    amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of any agreement evidencing any outstanding warrant or other right to acquire Company Units or any similar or related contract;
(c)    redeem, purchase or otherwise acquire or cancel any of its outstanding Company Units or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any Company Units or other equity interests;
(d)    declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, equity or property) in respect of, any Company Units or other equity interests or make any payments to the Sellers in their capacity as members of the Company;
(e)    split, combine, subdivide, reclassify or take any similar action with respect to any Company Units;
(f)    form any Subsidiary;
(g)    incur, guarantee, issue, sell, repurchase, prepay or assume any (i) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of the Company; (ii) obligations of the Company issued or assumed as the deferred purchase price of property; (iii) conditional sale obligations of the Company; (iv) obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) obligations of the Company for the reimbursement of any obligor on any letter of credit; or (vi) obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;
(h)    sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets, other than in the Ordinary Course of Business;
(i)    subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets;
(j)    make any capital expenditures in excess of $50,000 in the aggregate;

(k)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of supplies, inventory and equipment in the Ordinary Course of Business;
(l)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person (other than travel and similar advances to its Employees in the Ordinary Course of Business in an aggregate amount at any one time of not more than $10,000);
(m)    with respect to Contracts, (i) enter into, adopt, terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the Agreement Date), (ii) enter into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following consummation of the Transactions, or (iii) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement;
(n)    (i) hire or terminate any employees, (ii) increase the annual level of compensation payable or to become payable by the Company to any of its directors or Current Employees, (iii) grant any bonus, benefit or other direct or indirect compensation to any director, Current Employee or Current Consultant other than in the Ordinary Course of Business, (iv) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by applicable Law or by the terms of any Company Plan, (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any respect) or enter into any agreement involving a Current Employee or Current Consultant, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Company Plan or (vi) enter into any Related Party Transaction;
(o)    make, change or revoke any election concerning Taxes or Tax Returns, file any amended Tax Return or any Tax Return inconsistent with past practice, enter into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settle any Tax claim or assessment (other than by paying Taxes in the Ordinary Course of Business), surrender any right to claim a refund of Taxes, request any Tax ruling or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;
(p)    make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;
(q)    amend the Company’s Charter Documents;
(r)    adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of this Agreement;

(s)    pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 in any one instance or $50,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet;
(t)    initiate, settle, agree to settle, waive or compromise any Action;
(u)    accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;
(v)    accelerate or defer the construction of any premises;
(w)    accelerate or defer the purchase of fixtures, equipment, leasehold improvements or other capital expenditures;
(x)    grant or agree to grant any license to any of the Company’s Intellectual Property Rights;
(y)    hire, appoint or, except as required by the terms of this Agreement, terminate any director or officer of the Company;
(z)    enter into any lease (either as lessor or lessee) or other form of use or occupancy agreement for the use or occupancy of any real property or amend, in any respect, or terminate any of the Real Property Leases; or
(aa)    agree to take any of the foregoing actions.
Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control any operations of the Company prior to the Closing.
6.2    Actions Required to Consummate Transactions. Subject to the terms and conditions of this Agreement, from the Agreement Date until the Closing Date or the earlier termination of this Agreement pursuant to Article VIII (Termination), each of the Parties shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions, in each case, as expeditiously as practicable, and (ii) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.
6.3    Governmental Authorities. Each of the Parties shall use its commercially reasonable efforts to (i) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.
6.4    Public Announcements. Unless otherwise required by (i) applicable Law, (ii) stock exchange requirements, or (iii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder, no Party to this Agreement other than Buyer shall at any time make any public announcement or disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed).
6.5    Access to Information. Subject to the requirements of applicable Law and redaction of any commercially sensitive pricing information with respect to the Company’s customers or payors, the Sellers shall, and shall cause the Company to, afford to Buyer and Buyer’s Representatives, from time to time prior to the earlier of (i) the Closing or (ii) the termination of the Agreement pursuant to Section 8.1, access during normal business hours upon reasonable advance notice to (x) all of the Company’s Premises, books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (y) to the Representatives of the Company as Buyer may reasonably request and the Company shall furnish to Buyer, as promptly as practicable, all information and documents concerning its business, financial condition and operations, properties and personnel related to the consummation of the Transactions or the ownership or operation of the Company’s business as Buyer may reasonably request and Buyer shall be allowed to make copies of such information and documents at Buyer’s sole expense.
6.6    Confidentiality. The Sellers acknowledge that the success of the Company after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.6. Accordingly, the Sellers, shall, and shall use their commercially reasonable efforts to cause their Affiliates and their respective Representatives to, keep confidential all documents and information involving or relating to the Company or its business (the “Confidential Information”) unless (i) compelled to disclose such Confidential Information by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Buyer and the Company and a reasonable opportunity is afforded Buyer and the Company to contest the same; (ii) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; or (iii) Seller receives Buyer’s prior written consent. The term “Confidential Information” as used herein does not include information that, at the time of disclosure, is generally available to and known by the public (other than as a result of its disclosure by a Seller or its Affiliate in violation of this Agreement). The provisions of this Section 6.6 shall survive the Closing Date indefinitely.

6.7    Notification of Certain Matters. The Sellers shall provide (or, with respect to any non-written notice or threat referred to below, shall use commercially reasonable efforts to provide) written notice to Buyer within one (1) Business Day after becoming aware (i) that any representation or warranty made by any Seller in this Agreement was untrue when made or subsequently has become untrue, (ii) of any failure by any Seller to comply with or satisfy any of its covenants or agreements hereunder, (iii) of the occurrence or nonoccurrence of any event that could reasonably be expected to cause any condition precedent to any obligation of Buyer to consummate the Transactions not to be satisfied at or prior to the Closing Date, (iv) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, to the extent such consent is not already contemplated by this Agreement or the Disclosure Schedule, (v) of any notice or other communication from any Governmental Authority in connection with the Transactions, (vi) of the commencement or threat of commencement of any Action regarding the Transactions or otherwise relating to the Company or its business, or (vii) of any other development materially and adversely affecting the assets, Liabilities, business, financial condition or operations of the Company; provided, however, that neither the delivery of any notice pursuant to this Section 6.7 nor obtaining any information or knowledge in any investigation pursuant to Section 6.5 or otherwise shall (x) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter, or any breach of any other provision of this Agreement, (y) amend or supplement any scheduled disclosure made by the Sellers in Article III or Article IV, except that any Material Contracts entered into after the Agreement Date with the prior written consent of Buyer in accordance with Section 6.1 shall automatically be deemed to be added to Section 4.12(a) of the Disclosure Schedule, or (z) limit the remedies available to the Party receiving, or entitled to receive, such notice.
6.8    Tax Matters.
(a)    Seller Prepared Tax Returns. The Sellers shall, at Sellers’ sole cost and expense, prepare and timely file (or cause the same to be done), on behalf of the Company all Tax Returns relating to any taxable period of the Company ending on and as of the Closing and with respect to which Tax Returns the Company’s items of income, gain, loss, profit, deduction, expense or credit are required to be reported to the Sellers on a “pass-through” basis (the “Pass Through Income Tax Returns”). Each Pass Through Income Tax Return shall be prepared in a manner consistent with the past practice of the Company.
(b)    Buyer Prepared Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after Closing (other than Pass Through Income Tax Returns). To the extent any Tax Return prepared by Buyer includes a Pre-Closing Tax Period, Buyer shall provide copies of such Tax Return to the Sellers’ Representative for review and approval prior to filing, and Buyer shall not file such Tax Return without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Tax Contests.
(i)    After the Closing, each of Buyer, on the one hand, and Sellers’ Representative, on the other hand, shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes with respect to the Company for a Pre-Closing Tax Period or with respect to which such other Party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.
(ii)    If Buyer or any Affiliate of Buyer receives notice of any Tax audit by a Taxing Authority that relates to the Company with respect to any Pre-Closing Tax Period, Buyer shall inform Sellers’ Representative of such notice; provided, that, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Sellers have been materially prejudiced as a result of such failure. With respect to each Tax audit described in the immediately preceding sentence that relates to a Pre-Closing Tax Period, Buyer shall allow the Sellers the opportunity to elect, through Sellers’ Representative, solely at the Sellers’ own cost and expense, to control all proceedings in connection with such audit, provided, however, that (x) Sellers’ Representative (on behalf of the Sellers) shall keep Buyer reasonably informed of all material developments regarding such audit, and shall not settle all or any material portion of such tax audit without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) Buyer and its counsel (at Buyer’s expense) may participate in (but not control the conduct of) the defense of such audit.
(iii)    With respect to any Tax Claim other than those for which Sellers have elected to control as described in the immediately preceding paragraph, Buyer shall control all proceedings in connection with such Tax Claim; provided, however, that to the extent that any such Tax Claim could reasonably be expected to result in the Sellers being liable for any material amounts hereunder, (x) Buyer shall keep Sellers’ Representative reasonably informed of all material developments regarding such Tax Claim, (y) Sellers’ Representative and its counsel (at the Sellers’ expense) may participate in (but not control the conduct of) the defense of such Tax Claim, and (z) Buyer shall not settle such Tax Claim without the written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(i)    In the event of any conflict between the provisions of this Section 6.8(c), and the provisions of Section 9.4(a), the provisions of this Section 6.8(c) shall control.
(d)    Certification. Buyer and Sellers’ Representative agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions).
(e)    Tax Sharing Agreements. The Sellers shall cause the Company to terminate all Tax Sharing Agreements with respect to the Company as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company under any such agreements.

(f)    Cooperation. Following the Closing Date, Buyer and Sellers’ Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company; (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents in its possession relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (iv) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which any such other Party is responsible; and (v) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 6.8(f) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(a)    Certain Tax Elections. Notwithstanding any other provisions or agreements to the contrary, each of the Parties agree that each of the Parties, and their respective Affiliates, shall cause the Company (and shall cooperate with each other Party upon request of such other Party to cause the Company) to timely and validly make an election pursuant to Section 6226(a) of the Code (i.e. a so-called “push-out” election) in the event of and with respect to any imputed underpayments of or with respect to the Company for any period (or portion thereof) ending on or prior to the Closing Date.
(b)    Amended Tax Returns. Buyer shall not cause or permit the Company or any Affiliate of Buyer to amend any Tax Return of or with respect to the Company that relates to Taxes that are subject to indemnification by the Sellers hereunder without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such consent shall be required for the filing of any Tax Return or an amendment of any Tax Return of the Company that is required by applicable Tax Law.
(c)    Transfer Taxes. The Sellers shall be solely liable and responsible for any real property transfer or gains tax, stamp tax, unit transfer tax, or other similar Tax imposed as a result of or in connection with the Transactions (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.
(d)    Tax Treatment. Each of the Parties agrees that the purchase of the Company Units by Buyer from Sellers pursuant to this Agreement is intended by each of the Parties to be treated and classified for all U.S. federal and applicable state and local Tax purposes in accordance with Revenue Ruling 99-6 as follows: (i) as to Buyer, as the purchase by Buyer of all of the assets of the Company pursuant to Section 1001(a) of the Code, and (ii) as to Sellers, as the sale of their respective interests in the Company, pursuant to Sections 741 and 1001(a) of the Code. Each of the Parties agrees to prepare file all Tax Returns and relating filings in a manner which is not inconsistent with such intentions, unless otherwise required by applicable Law following challenge thereto by any Taxing Authority. For purposes of Section 1060 of the Code and the Treasury Regulations promulgated pursuant thereto, the amounts which Buyer is treated for U.S. federal and applicable Tax purposes as paying as purchase price for the Company Units (and/or other consideration received by Buyer pursuant to or in connection with the transactions contemplated by this Agreement) shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder among the assets of the Company for all purposes (including all Tax and financial accounting purposes) in accordance with their respective fair market values, and Buyer and Sellers further agree that (x) as soon as reasonably practicable but in any event within one hundred twenty (120) days following the Closing, Buyer shall in good faith determine and prepare a draft of IRS Form 8594 setting forth the allocation of the such purchase price, as determined under relevant U.S. federal income Tax principles among the assets of the Company, and (y) Sellers’ Representative (on behalf of all Sellers) shall review such Form 8594 and provide (on behalf of all Sellers) any proposed revisions to Buyer within fifteen (15) days after receipt thereof, and Buyer and Sellers’ Representative (on behalf of all Sellers) shall endeavor in good faith to resolve any disputes with respect thereto. Except as Buyer and Sellers’ Representative may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax law, the Parties (A) will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with the immediately preceding sentence, and (B) will not, and will cause each of their respective Affiliates not to, take any position inconsistent with the immediately preceding sentence, unless required by an applicable Law. Notwithstanding anything to the contrary in this Section 6.8, in the event Buyer and Sellers’ Representative fail to reach an agreement regarding the preparation of the IRS Form 8594, then Buyer and Sellers shall refer the matter to an independent, nationally recognized accounting firm selected by Buyer and Sellers’ Representative for resolution. The decision of such accounting firm shall be final and binding upon all Parties. The Buyer shall pay one-half the cost of the accounting firm and the Sellers shall pay one-half of the cost of the accounting firm.
(e)    Straddle Periods. For all applicable purposes of this Agreement, the amount of Taxes for a Straddle Period that shall be treated as allocable to a Pre-Closing Tax Period (i) in the case of any Taxes (x) based on or measured by income, profits, receipts, capital or net worth of the Company, (y) imposed in connection with the sale, transfer or assignment of property by the Company or (z) required to be withheld by the Company, shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of any other Taxes (such as ad valorem Taxes), shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.
6.9    Non-Competition, Non-Solicitation and Non-Hire Covenants.

(a)    During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in a Competitive Business, (ii) for the purpose of conducting or engaging in a Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers, accounts of the Company, Buyer or any other material business relation of the Company or Buyer, or (iii) otherwise take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business relation of the Company or Buyer from maintaining the same business relationships with such Person after the Closing Date as it maintained with such Person prior to the Closing Date; provided, however, that no Seller nor any of its respective Affiliates shall be prohibited from owning up to two percent (2%) of the outstanding stock of any Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Seller or any of its Affiliates has no active participation in the business or management of such Person. Notwithstanding the foregoing restriction, nothing herein shall prevent Chris Howlett from (i) rendering services for any Person that offers a menu of pathology and clinical laboratory testing and/or genetic testing that includes pharmacogenetic testing, so long as pharmacogenetic testing is not the primary testing service offered by the Person and Chris Howlett does not participate in or provide input regarding the delivery, marketing, development, or commercialization of pharmacogenetic testing solutions and related services or (ii) serving in a management position for, or having an ownership interest in, a Person that offers a menu of pathology and clinical laboratory testing and/or genetic testing that includes pharmacogenetic testing and related services so long as pharmacogenetic testing does not account for more than 5% of the annual testing volumes or revenues of such Person, Chris Howlett is not directly responsible for pharmacogenetic testing and related services, and Chris Howlett does not provide input regarding the delivery, marketing, development, or commercialization of pharmacogenetic testing solutions and related services.
(b)    During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) induce or attempt to induce any officer, employee, representative or agent of the Company or Buyer engaged in the Business to leave the employ of the Company or Buyer (provided, that this clause (i) shall not prohibit any Person from making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at employees of the Company or Buyer) or (ii) in any other way interfere with the employment relationship between the Company or Buyer, on the one hand, and any employee of the Company or Buyer engaged in the Business, on the other.
(c)    During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about Buyer, the Company or any of their respective businesses, products, services or activities; provided, that such restriction shall not prohibit truthful testimony compelled by valid legal process.
(d)    Each Seller acknowledges and agrees that the length of the covenants set forth in this Section 6.9 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Buyer and, after giving effect to the consummation of the transaction, the Company with respect to the Business.

(e)    Buyer and each Seller intend that the covenants of this Section 6.9 shall be deemed to be a series of separate covenants, one for each month of the time periods covered by such covenants.
(f)    Each Seller agrees that in the event a court of competent jurisdiction declares, by way of a final and non-appealable order, that there has been a breach by such Seller of this Section 6.9, the term of any covenant so breached shall be automatically tolled with respect to such Seller as a result of, and extended for, the period of time of the violation.
6.10    Release. Each Seller does hereby unconditionally, irrevocably and absolutely release and discharge the Company, together with its directors, officers, employees, agents, advisors, consultants, attorneys, owners, insurers, shareholders, affiliates, successors and/or assigns (collectively, with the Company as well as the other Buyer Indemnified Persons (defined below), the “Released Parties”), from any and all Liabilities, Actions, Losses and expenses (including attorneys’ fees) of any nature whatsoever, whether in law and/or in equity, known or unknown, suspected or unsuspected, related directly or indirectly or in any way connected with any transaction, affair, occurrence or circumstance between such Seller and any Released Party up to and including the Closing Date, including such Seller’s employment with the Company, and any and all claims (other than for accrued compensation since the Company’s last payroll in the Ordinary Course of Business, any accrued vacation in accordance with the Company’s policy in the Ordinary Course of Business, and any pending expense reimbursements in accordance with the Company’s policy in the Ordinary Course of Business) related to salary, bonuses, commissions, equity, rights to purchase equity, other ownership interest in the Company, vacation pay, fringe benefits and expense reimbursements under any federal, state or local law. This release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment in any way, regardless of applicability to such Seller or any Released Party, including Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, and any other federal, state or local statute, code or ordinance, common law, contract law, or tort. This release shall also include but not be limited to a release of claims arising with respect to any Liability for any Taxes (i) of such Seller, (ii) in respect of such Seller’s Company Units (including all Company Units issued as a result of the Note Conversions, and whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Company Units to such Seller or the vesting of such Company Units, and (iii) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock and cash to such Seller in payment for such Seller’s Company Units). This Section 6.10 is intended to constitute a general release of all of such Seller’s presently existing claims against each of the Released Parties, to the maximum extent permitted by law. Notwithstanding any provision of this Section 6.10 to the contrary, this release does not include any claim for worker’s compensation or unemployment insurance benefits, or any claim based on fraud or intentional misrepresentation or omission with intent to deceive, and does not release or affect any claim that cannot be released by an agreement voluntarily entered into between private parties. Notwithstanding any provision of this Section 6.10 to the contrary, this release does not release any rights held by the Sellers pursuant to this Agreement.
6.11    Employment Related Agreements. As promptly as practicable after the Agreement Date, the Sellers shall cause the Company to use commercially reasonable efforts to cause each Current Employee identified on Exhibit B hereto (the “Continuing Employees”) to execute and deliver to Buyer an offer letter and, to the extent indicated on Exhibit B hereto, a non-competition agreement, in each case substantially in the form(s) attached hereto as Exhibit C, which agreements shall become binding and effective as of the Closing Date (collectively, the “Employment Documents”).
6.12    Employee Matters and Company Plans.
(a)    Continuing Employees. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to give rise to any obligation by Buyer to retain any Current Employee, any group of Current Employees of the Company or any Company Plan following the Closing Date. Continuing Employees shall become eligible to participate in any welfare benefit plan or pension plan (intended to qualify under Section 401(a) of the Code) of Buyer (each a “Buyer Plan”) on the same basis as other employees of Buyer, and shall receive credit for purposes of eligibility and vesting for years of service with the Company prior to the Closing to the extent that such service was recognized under the corresponding Company Plan prior to the Closing; provided that such service shall not be recognized if and to the extent that it would result in the duplication of benefits or is not possible or practical under a Buyer Plan. For clarity, service credit shall not be given for benefit accrual, early retirement subsidies or entitlement purposes under any Buyer Plan and shall not be given for any purpose under any Buyer plans or programs other than welfare benefit plans or pension plans, including any equity plans, but excluding any personal time off plans and vacation programs. Continuing Employees may roll over from the Company 401(k) Plan to the extent permitted in Buyer’s 401(k) plan.
(b)    Company Plans. The Sellers shall cause the Company to cease contributions to and terminate the Company’s 401(k) Plan and any other Company Plans specified by Buyer effective immediately prior to Closing (one day prior to Closing in the case of any Company Plan intended to qualify under Section 401(a) of the Code). Any such cessation or termination shall be undertaken (i) in accordance with the governing documents and Contracts for the Company Plans (including through plan amendment) and (ii) in conformance with applicable Laws.
(c)    No Third-Party Beneficiaries. This Section 6.12(c) is not intended to amend any benefit plans or arrangements of Buyer or any of its Subsidiaries, to limit the ability of Buyer or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person (including any Current Employee or any beneficiary or dependent thereof).
6.13    No Negotiations, Etc. The Sellers shall not, and shall cause the Company and their respective Representatives not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction. The Sellers shall promptly but not later than forty-

eight (48) hours following the occurrence of the relevant event notify Buyer in writing if any inquiries, proposals, or requests for information concerning a Competing Transaction are received by the Company, the Sellers or any of their respective Representatives. The written notice shall include the identity of the Person making such inquiry, proposal, or request and the terms and conditions thereof as well as a copy of such inquiry proposal or request. For purposes of this Agreement, “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions) involving (i) any sale of Company Units or other equity interests in the Company, (ii) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company, (iii) any sale, lease, exchange, license (other than in the Ordinary Course of Business), mortgage, pledge, transfer or other disposition of substantial assets of the Company (other than disposition of inventory in the Ordinary Course of Business), or (iv) any other transaction or series of transactions which could reasonably preclude the consummation of the Transactions.
6.14    Registration of Shares. Buyer agrees to register for public resale (i) the Upfront Stock Consideration Shares, and (ii) the Earnout Shares, if any, in each case on a Form S‑3ASR (assuming Buyer remains eligible for the use of such form, otherwise on a Form S-3) as promptly as reasonably practicable following the applicable date of issuance pursuant to the registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”); provided, however, that any Earnout Shares that are otherwise eligible for immediate resale without restriction under Rule 144 of the Securities Act need not be registered. Notwithstanding anything herein to the contrary, following registration of the Upfront Stock Consideration Shares, each Seller agrees not to sell any shares of Buyer’s Common Stock issued to such Seller as a result of the Transactions, if the sale of such shares would, when combined with the sale of any other shares of Buyer’s Common Stock by such Seller on any one (1)-day period, exceed five percent (5%) of the average daily trading volume of Buyer’s Common Stock on the New York Stock Exchange over the five (5) trading days preceding such date of sale; provided, however, that if the aggregate number of Upfront Stock Consideration Shares represents less than fifty percent (50%) of the average daily trading volume of Buyer’s Common Stock on the New York Stock Exchange over the five (5) trading days preceding the Closing, such resale volume limitations shall not apply.

6.15    D&O Indemnification.
(a)    The Parties agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former managers, officers, employees, or agents, as the case may be, of the Company and any person who served on behalf of the Company as a manager, officer, employee or agent of any of the Company’s current or former Affiliates (each, a “Company Indemnitee”) as provided in the organizational documents of the Company as in effect on the date of this Agreement shall survive the Closing and shall continue in full force and effect.

(b)    Buyer shall cause the Company to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions currently existing in the organizational documents of the Company in effect as of the date of this Agreement, for acts or omissions occurring at or prior to the Closing.
6.16    Privileged Matters.
(a)    Each of the Parties acknowledges and agrees that Davis Wright Tremaine LLP (the “Deal Counsel”) has acted as counsel to the Company and its Affiliates in connection with the negotiation of this Agreement and any consummation of the transactions contemplated by this Agreement. In that capacity, the Deal Counsel has engaged or may engage in communications with (i) other counsel to the Company, (ii) the Sellers and their Affiliates, and (iii) advisors and consultants to any of the foregoing that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (“Deal Communications”).
(b)    Buyer consents and agrees to the Deal Counsel representing any or all of the Sellers and their Affiliates after the Closing, including with respect to disputes in which the interests of the Sellers and their Affiliates may be directly adverse to the interests of Buyer and its Affiliates, and even though the Deal Counsel may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Sellers and their Affiliates. Buyer further consents and agrees to the use by the Deal Counsel and the Sellers and their Affiliates in connection with any such representation of any information known or obtained in connection with the representation described in Section 6.16(a) above.
(c)    In connection with the foregoing, Buyer irrevocably waives any conflict of interest arising from or in connection with (i) the Deal Counsel’s prior representation of the Company and (ii) the Deal Counsel’s representation of the Sellers and their Affiliates prior to and after the Closing.
(d)     Subject to Section 6.16(e), Buyer, on the one hand, and the Sellers, on the other hand, acknowledge and agree that the information relating to or arising out of the legal advice or services that have been provided prior to the Closing for the benefit of both (i) the Sellers and their Affiliates (other than the Company) and (ii) the Company, shall be subject to a shared privilege between the Sellers and such Affiliates (other than the Company), on the one hand, and the Company, on the other hand, and the Sellers and such Affiliates and the Company shall have equal right to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived after the Closing by (A) the Sellers or their Affiliates without the prior written consent of Buyer or the Company or (B) by the Company, Buyer or any of their respective Affiliates without the prior written consent of the Sellers’ Representative.
(e)    Buyer acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, members, partners, officers, employees and Affiliates, that all Deal Communications shall be deemed to be retained, owned and controlled collectively by the Sellers and their Affiliates (other than the Company) and shall not pass to or be claimed by Buyer or, following the Closing, the Company, even if such communications are in the possession of the Company. All Deal Communications that are subject to the attorney-client privilege or the attorney work product privilege (the “Privileged Deal Communications”) shall remain privileged after the Closing, with the privilege belonging solely to the Sellers and not Buyer.
(f)     In the event that a dispute arises between Buyer or the Company and a third party, Buyer and the Company shall assert the attorney-client privilege to prevent the disclosure of Privileged Deal Communications to such third party. In the event that Buyer or the Company is asked by any third party, for example in connection with a legal proceeding, to access or obtain any of the Privileged Deal Communications, Buyer shall (or shall cause the Company, as applicable, to) promptly (and, in any event, within three (3) Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section 6.16(f)). Buyer further agrees to use (and to cause the Company to use) commercially reasonable efforts to assist the Sellers’ Representative in connection with any attempt to prevent the disclosure of any Privileged Deal Communications to a third party.
(g)    Buyer agrees that it will not access, use, or seek to obtain the Deal Communications in any way. In the event that any Deal Communication remains accessible to Buyer or the Company after the Closing, Buyer agrees that neither it nor any of its Affiliates or Representatives will attempt to gain access to or view any Deal Communication for any purpose. Notwithstanding the foregoing, nothing in this Section 6.16(g) shall require Buyer or the Company to delete or destroy any electronic records stored in the Company’s electronic records system through normal backup procedures.
6.17    Sellers’ Representations; Independent Investigation. Without limiting in any way the representations and warranties expressly set forth in Article III and Article IV as well as Buyer’s right to rely thereon:
(a)    Buyer acknowledges and agrees that, other than the representations and warranties expressly set forth in Article III and Article IV, there are no representations or warranties of any Seller or any other person either expressed, statutory or implied with respect to the Company or the Company Units, including with respect to any of the Company’s rights or assets, or the Transactions, individually or collectively. Buyer, together with and on behalf of its Affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and Buyer, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that the Sellers and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as expressly set forth in any representation or warranty in Article III or Article IV, none of the Sellers, their Affiliates or their respective Representatives makes any representations or warranties relating to (i) the maintenance, repair, condition, design, performance or marketability of any right or asset of the Company, including with respect to title, merchantability or fitness for a particular purpose, or validity, enforceability or non-infringement, (ii) the operation of the Company or its business by Buyer after the Closing, or (iii) the probable success or profitability of the Company or its business after the Closing.

(a)    Buyer acknowledges that it, its Affiliates and their respective Representatives have been permitted access to the books and records, facilities, equipment, personnel, Contracts and other properties and assets of the Company that it, its Affiliates and their respective Representatives have desired or requested to see and review, and that it, its Affiliates and their respective Representatives have had an opportunity to meet with the employees of the Company to discuss the Company and its business.
(b)    Buyer, its Affiliates and their respective Representatives may have received from the Sellers, their Affiliates and their respective Representatives certain estimates, projections and other forecasts for the Company and certain plan and budget information. Buyer acknowledges that any such estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other. Further, Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, its Affiliates or their respective Representatives (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets) and that, except as expressly set forth in any representation or warranty in Article III or Article IV, Buyer is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by the Sellers, their Affiliates or their respective Representatives, and Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto (whether in warranty, contract, tort (including negligence or strict liability) or otherwise), except in connection with any representation or warranty expressly set forth in Article III or Article IV.
ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transactions are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. All of the representations and warranties of the Sellers contained in Article III and Article IV of this Agreement that are qualified by “materiality”, “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date; provided, however, that the Seller Fundamental Representations shall be true and correct in all respects at and as of the Closing Date.
(b)    Performance of Obligations of Sellers. The Sellers shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing; provided that, with respect to any such covenants, agreements or obligations which are subject to “materiality”, “Company Material Adverse Effect”, substantial compliance or similar materiality qualifications, the Sellers shall have performed such covenants, agreements and obligations in all respects.
(c)    No Litigation. No Action shall have been instituted, commenced or threatened and no Action shall remain pending that seeks to or could reasonably be expected to (i) restrain, prevent, enjoin, prohibit or make illegal the Transactions, (ii) cause any of the Transactions to be rescinded following the Closing Date, (iii) impose limitations on the ability of the Company to effectively conduct its business following the Closing Date or (iv) compel Buyer, Sellers or the Company to dispose of any portion of the Company’s business or assets.
(d)    No Material Adverse Effect. Since the Agreement Date, no Company Material Adverse Effect shall have occurred.
(e)    No Injunctions or Restraints. No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of the Company to effectively conduct its business following the Closing Date or (iv) compelling Buyer or the Company to dispose of any portion of the Company’s business or assets.
(f)    Governmental Consents. All filings with and consents of any Governmental Authority required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.
(g)    Delivery of Closing Certificates. Buyer shall have received:
(i)    Closing Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions precedent set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(e) and Section 7.1(f) have been met;
(ii)    Allocation Schedule Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the Allocation Schedule is true and correct in all respects;
(iii)    Good Standing Certificates. Certificates of good standing with respect to the Company issued by the Company’s jurisdiction of organization and the jurisdiction of the Company’s principal place of business, dated not more than five (5) Business Days prior to the Closing Date; and
(iv)    FIRPTA Certificate. A written statement delivered by the Company meeting the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i), dated as of the Closing Date, and duly executed under penalties of perjury by an appropriate member of the Company meeting the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i), certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents and a properly completed and duly executed IRS Form W-9 from the Company (also as of the Closing Date).
(h)    Employment Documents. The Employment Documents described in Section 6.11 shall have been executed and delivered to Buyer at or prior to the execution of this Agreement and no such Employment Documents shall have been amended, terminated, cancelled or repudiated.
(i)    Resignation of Officers and Managers. Buyer shall have received resignations, in form and substance reasonably satisfactory to Buyer, effective as of the Closing, from each officer and manager of the Company, other than those continuing officers and managers specified to the Sellers by Buyer in writing at least two (2) Business Days prior to the Closing Date.
(j)    Release of Liens. Buyer shall have received payoff letters, in form and substance reasonably satisfactory to Buyer, from each lender to the Company evidencing the aggregate amount of Company Debt outstanding and owing to such lender as of the Closing Date and an agreement that, if such aggregate amount is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all related Liens shall be released forthwith. In addition, Buyer shall have received evidence, in a form satisfactory to Buyer, that any outstanding Liens of the Company (other than Permitted Liens), any related UCC filings (other than those related to Permitted Liens) and any related filings with the USPTO Assignment Division have been terminated.
(k)    Transaction Expenses. Buyer shall have received written statements from the Company’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from the Company, in connection with services provided with respect to this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction and Bonus Expenses that remain payable to such Person with respect to services rendered through the Closing Date.
(l)    Third Party Consents. The Sellers shall have delivered to Buyer consents of all of the third Persons specified or referenced in Exhibit E attached hereto with respect to the consummation of the Transactions contemplated by this Agreement in a form that is reasonably acceptable to Buyer.
(m)    Tax Withholding Information. Each Seller shall have delivered to Buyer a Form W-9 (Request for Taxpayer Identification Number and Certification) or a Form W-8, as applicable, executed by such Seller.
(n)    No Plans. The Company shall have provided Buyer with evidence reasonably satisfactory to Buyer as to the termination of Company Plans to the extent required by Section 6.12(b).

(o)    Assignment of Company Units. Buyer shall have received evidence, in a form reasonably acceptable to Buyer, that all Company Units (including all Company Units issued as a result of the Note Conversions) have been assigned to Buyer.
(p)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by each Seller to Buyer.
(q)    Invention Assignments. Buyer shall have received duly executed agreements, in form and substance satisfactory to Buyer, from each of Tia Aulinskas, David Colaizzi, Chris Howlett, Alex Mitchell and Elise Mostad, pursuant to which such Employees (i) acknowledge and agree that (x) all prior inventions created during the applicable Employee’s employment relationship with the Company are assigned to the Company and (y) for Current Employees, all current or future inventions created during the applicable Employee’s employment relationship with the Company are and shall be assigned to the Company, and (iii) represent and warrant to the Company that (1) no such inventions have been previously assigned, transferred, or encumbered in any manner, and (2) such Employee has not agreed (whether by Contract or otherwise) to assign, transfer or encumber such inventions in any manner.
(r)    5 Star Development Agreement. Buyer shall have received a duly executed agreement, in form and substance satisfactory to Buyer, between the Company and 5 Star, pursuant to which 5 Star (i) agrees that any Intellectual Property Rights previously developed or which may be developed in the future, in each case in the course of 5 Star’s performance of services for the Company, shall be owned by the Company (and assigning all rights therein to the Company), and (ii) agrees to maintain the confidentiality of the Company’s confidential or proprietary information, including any information 5 Star has received or may receive in the future regarding Company Technology, Proprietary Software and Source Code Materials.
(s)    YouScript Agreements. That certain Strategic Agreement Including Software License Agreement dated April 5, 2019 between the Company and YouScript shall have been amended (i) to terminate the exclusivity restrictions therein binding on YouScript, (ii) to terminate any obligation of the Company to pay YouScript any portion of the consideration paid to or in respect of the Company in the event of an acquisition, and otherwise (iii) in such form and substance as shall be reasonably satisfactory to Buyer.
(t)    [*]. [*].
7.2    Conditions to Obligation of the Sellers. The obligation of the Sellers to effect the Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Buyer contained in ARTICLE V that is qualified by “materiality”, “Buyer Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date; provided, however, that the Buyer Fundamental Representations shall be true and correct in all respects at and as of the Closing Date.
(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by Buyer under this Agreement prior to the Closing.
(c)    No Material Adverse Effect. Since the Agreement Date, no Buyer Material Adverse Effect shall have occurred.
(d)    Delivery of Closing Certificate. The Sellers shall have received a certificate dated as of the Closing Date signed by Chief Executive Officer or Chief Financial Officer of Buyer and the certifying that the conditions precedent set forth in Section 7.2(a) and Section 7.2(b) have been met.
(e)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Buyer to each Seller.
ARTICLE VIII

TERMINATION
8.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    By the mutual written consent of the Sellers and Buyer;
(b)    By either the Sellers or Buyer, upon written notice to the other Party(ies), if the Transactions shall not have been consummated on or before the date which is sixty (60) days after the Agreement Date, which date may be extended from time to time by mutual written consent of Buyer and the Sellers (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Transactions to occur on or before the Outside Date;
(c)    By the Sellers or Buyer, if any final and non-appealable Order or any Law has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Transactions;
(d)    By Buyer, if any of the representations or warranties of the Sellers set forth in Article III or Article IV shall not be true and correct or if the Sellers have failed to perform any covenant or agreement on the part of the Sellers set forth in this Agreement (including an obligation to consummate the Closing) and, in the case of the representations and warranties, measured on the Agreement Date or as of any subsequent date (as if made on such date), such that the condition to Closing set forth in either Section 7.1(a) or Section 7.1(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) ten (10) days after written notice thereof is delivered to the Sellers and (ii) the Outside Date; provided that this provision shall not be available to Buyer if Buyer is then in breach of this Agreement;
(e)    By the Sellers, if any of the representations or warranties of Buyer set forth in ARTICLE V shall not be true and correct or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) ten (10) days after written notice thereof is delivered to Buyer and (ii) the Outside Date; provided that this provision shall not be available to the Sellers if any Seller is then in breach of this Agreement; and
(f)    By Buyer, upon written notice to the Sellers, if since the Agreement Date the Company has experienced a Company Material Adverse Effect.
(g)    By the Sellers, upon written notice to Buyer, if since the Agreement Date Buyer has experienced a Buyer Material Adverse Effect.
8.2    Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void (other than the provisions of this Article VIII, Section 6.4 (Public Announcement), Section 6.6 (Confidentiality), Section 10.14 (Governing Law) and Section 10.15 (Exclusive Jurisdiction; Venue; Service of Process)) and any provision hereof that forms the basis for a claim of breach of this Agreement prior to the termination of this Agreement, all of which shall survive termination of this Agreement and remain in full force and effect, without further liability on the part of the Parties or any of their respective directors, officers or Affiliates, except that nothing shall relieve any Party from liability related to claims sounding in contract, tort or otherwise related to a breach of this Agreement prior to the termination of this Agreement.
ARTICLE IX

SURVIVAL AND INDEMNIFICATION
9.1    Survival. All representations and warranties of the Parties contained in this Agreement or in any certificate delivered hereunder, and all rights and remedies with respect to such representations and warranties, shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “General Survival Date”); provided, however, that, (i) the Fundamental Representations shall survive until the later of six (6) years after the Closing Date and ninety (90) days after the expiration of the applicable statute of limitations and (ii) all of the covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith that are intended to survive the Closing shall survive the Closing and continue in full force and effect until fully performed (the General Survival Date or the last day of any of the periods specified in clauses (i) and (ii) of this Section 9.1, each alternatively referred to herein as the “Survival Date”).

Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim, shall continue until such claim is finally resolved pursuant to the terms of this Article IX. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time period to be enforced as agreed by the Parties. Notwithstanding anything in this Agreement to the contrary, claims for Intentional Fraud shall survive indefinitely.
9.2    Indemnification.
(a)    Indemnification by Sellers and Buyer.
(i)    Subject to the terms, conditions and limitations of this Article IX, from and after the Agreement Date, each Seller, severally and not jointly (which, with respect to any Losses in excess of the Indemnification Hold-Back Shares or otherwise subject to the Offset Right, shall represent such Seller’s pro rata share thereof based on the proportion of the Total Purchase Price received by such Seller), shall indemnify and hold harmless each Buyer Indemnified Person from and against any Loss which such Buyer Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of any of the representations or warranties (other than the Seller Fundamental Representations) made by the Sellers in this Agreement or made by the Sellers in any certificate delivered by or on behalf of the Sellers pursuant hereto;
(B)    any breach of any covenant or agreement of the Sellers provided for in this Agreement with respect to covenants required to be performed prior to the Closing;
(C)    any errors or omission in the calculations delivered to Buyer pursuant to Section 2.5;
(D)    any inaccuracy in the Allocation Schedule;
(E)    any breach of any covenant or agreement of the Sellers’ Representative;
(F)    any breach of any of the Seller Fundamental Representations;
(A)    any (1) Taxes of the Company for any Pre-Closing Tax Period (taking into account estimated payments of, and any other amounts creditable against, such Taxes), but only to the extent such Taxes (x) were not included in the computation of the Closing Net

Working Capital as finally determined and (y) do not result from any action of Buyer on the Closing Date following the Closing, and (2) obligations of the Sellers or Sellers’ Representative under Section 6.8 above; and
(B)    any (1) Taxes of any of the Sellers or any of their Affiliates for any taxable period (or portion thereof), (2) all Taxes of or imposed on the Company or for which the Company is liable by reason of having been a member of any affiliated group of corporations or pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Law, (3) all Taxes of any Person imposed on or required to be paid by the Company as transferee, successor in interest, by contract or otherwise, which Taxes relate to an event or transaction occurring prior to Closing, and (4) any imputed underpayment (as defined in Section 6225 of the Code) of or with respect to (or imposed on) the Company with respect to any period (or portion thereof) ending on or prior to the Closing Date, but only to the extent that such imputed underpayment does not result from any action of Buyer on the Closing Date following Closing.
(ii)    Subject to the terms, conditions and limitations of this Article IX, Buyer shall indemnify and hold harmless each Seller Indemnified Person from and against any Loss which such Seller Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of the representations or warranties made by Buyer in this Agreement; and
(B)    any breach of any covenant or agreement of Buyer provided for in this Agreement.
(b)    Limitations on Claims. Notwithstanding the foregoing:
(i)    With respect to any claim seeking recovery of any Loss under Section 9.2(a)(i)(A) above (i.e., any breach of any of the representations or warranties (other than the Seller Fundamental Representations) made by the Sellers in this Agreement or made by the Sellers in any certificate delivered by or on behalf of the Sellers pursuant hereto), other than with respect to any claims arising from any Intentional Fraud:
(A)    No Seller will have any liability for any such Loss until the aggregate amount of all such Losses exceeds an amount equal to $100,000 (the “Deductible”) (in which case the Buyer Indemnified Persons shall only be entitled to indemnification for Losses in excess of the Deductible); and
(B)    The Sellers will not have any Liability for any such Loss except pursuant to the Offset Right.
(ii)    No Buyer Indemnified Person shall be entitled to recover any Losses under this Article IX to the extent the amount of such Losses has actually been recovered by such Buyer Indemnified Person from a Person other than another Party to this Agreement, and each Buyer Indemnified Person shall, to the extent applicable, use commercially reasonable efforts to seek indemnification or other redress pursuant to the terms of any Contract to which the Company or Buyer is a party and by which such Person has the right to seek indemnification from any third party.
(iii)    The Buyer Indemnified Persons shall not be entitled to indemnification with respect to any Losses as a result of or based upon or arising from any claim or Liability to the extent such claim or Liability is taken into account in determining the amount of any adjustment to the Upfront Purchase Price in accordance with Section 2.7.
(iv)    If any Indemnifying Party makes any indemnification payment pursuant to this Article IX or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Indemnifying Party shall be subrogated, to the extent of such payment and to the extent permitted by applicable Law, to any rights and remedies of the Indemnified Person to recoup such amounts from third parties with respect to the matters giving rise to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, however, no Seller shall be subrogated to any rights or remedies, or otherwise make any claim against the Company or any other Buyer Indemnified Person (regardless of the facts or the kind of Loss at issue), and each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or any other Buyer Indemnified Person with respect to any indemnification obligation or any other liability to which such Seller may become subject under or in connection with this Agreement.
(v)    The aggregate amount of all Losses for which a Seller shall be liable pursuant to this Agreement shall be (i) the amount of the Total Purchase Price actually received by such Seller (with shares of Buyer Common Stock deemed, for this purpose, to have a value (x) for the Upfront Stock Consideration Shares and the Indemnification Hold-Back Shares equal to the Trailing Average Share Price calculated as of the Agreement Date and (y) for any shares of Buyer’s Common Stock issued upon an Earnout Date the Trailing Average Share Price calculated as of such Earnout Date) and (ii) subject to the preceding clause (i), with respect to any Losses in excess of the Indemnification Hold-Back Shares or otherwise subject to the Offset Right, such Seller’s pro rata share thereof based on the proportion of the Total Purchase Price received by such Seller; provided, however, that such limit shall not apply to any Seller in the instance of any Intentional Fraud of such Seller or any Person affiliated with such Seller who has served as an officer, director, employee or consultant of the Company.
(c)    Calculation of Losses. For the purpose of calculating the amount of Losses pursuant to this Article IX (but not for determining the existence of a breach of any representation or warranty), the representations and warranties of the Sellers in this Agreement that are qualified by materiality, Company Material Adverse Effect or a similar qualification shall be deemed to be made without such materiality, Company Material Adverse Effect or similar qualifiers; provided, however, that this Section 9.2(c) shall not apply to the term “Material Contract.”
9.3    Offset Right.
(a)    Offset Right. Without limiting any other remedies of the Buyer Indemnified Persons, from and after the Closing Date, and subject to the limitations set forth in this Article IX,

the Buyer Indemnified Persons shall be entitled to recover (the “Offset Right”), first against the Indemnification Hold-Back Amount (to the extent any amount remains at the time the Buyer Indemnified Persons seek to exercise the Offset Right), and second against up to [*] of any Earnout Shares which become issuable pursuant to Section 2.1(b)(v), the amount of any Losses as to which the Sellers are obligated to indemnify and hold the Buyer Indemnified Persons harmless from under Sections 9.2(a)(i).
(b)    Exercise of Offset Right. To exercise the Offset Right, Buyer shall (on behalf of Buyer or any other Buyer Indemnified Persons at issue), prior to the Indemnification Hold-Back Payment Date (in order to exercise the Offset Right with respect to the Indemnification Hold-Back Amount) or, as to any shares of Buyer’s Common Stock or cash at issue, the date on which such shares of Buyer’s Common Stock become issuable or such cash becomes payable pursuant to Section 2.1(b)(v) (in order to exercise the Offset Right with respect to any Earnout Shares issuable), deliver to Sellers’ Representative at the notice address set forth in Section 10.2 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to Sellers’ Representative), a certificate signed by Buyer (an “Offset Certificate”): (i) stating in good faith that one or more of the Buyer Indemnified Persons has suffered, sustained or become subject to Losses which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any distribution of the Indemnification Hold-Back Amount and, as applicable, any issuance of shares of Buyer’s Common Stock pursuant to Section 2.1(b)(v), shall be stayed to the extent of the Stated Damages.
(c)    Perfection of Offset Right. After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to Sellers’ Representative, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the Indemnification Hold-Back Amount and, as applicable, the Earnout Shares issuable pursuant to Section 2.1(b)(v), shall be reduced by an equal amount unless, prior to the expiration of such thirty (30) day period, Sellers’ Representative objects in a written statement delivered to Buyer to the claims made in the Offset Certificate, setting forth in reasonable detail the objections to the claim for Stated Damages.
(d)    Objection to Offset Right. If Sellers’ Representative shall timely object in writing to an exercise of the Offset Right by Buyer, Sellers’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within thirty (30) days after such objection. If Sellers’ Representative and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties, which shall include a statement of the amount of resulting reduction in the Indemnification Hold-Back Amount and, as applicable, the Earnout Shares issuable pursuant to Section 2.1(b)(v).
(e)    Settlement of Offset Right. If no agreement can be reached after good faith negotiation between Sellers’ Representative and Buyer pursuant to Section 9.3(d), either Buyer or Sellers’ Representative may initiate an Action with the state or federal courts located in the City and County of San Francisco, California to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the Parties.
9.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Third-Party Claims.
(i)    In the event that any Action is instituted, or that any Third Party Claim is asserted, the Indemnified Person seeking indemnification for any related Loss (including a Buyer Indemnified Person seeking indemnification for any related loss through an Offset Right) shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice. Subject to the provisions of this Section 9.4(a)(i), and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with Section 9.4(a)(v), the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with (and subject to the limitations of) this Agreement. If the Indemnifying Party does not elect within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnified Person may defend against, negotiate, settle or otherwise deal with such Third Party Claim with one counsel (and any appropriate local counsel as reasonably required) reasonably acceptable to the Indemnifying Party at the expense of the Indemnifying Party; provided, that if the Indemnifying Party does not object to the Indemnified Party’s choice of counsel within ten (10) Business Days after receipt of notice from the Indemnified Party of such choice of counsel, such counsel chosen by the Indemnified Party will be deemed reasonably acceptable to the Indemnifying Party.
(ii)    If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim:
(A)    the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;
(B)    the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and
(C)    the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel reasonably acceptable to the Indemnifying Party at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.
(iii)    In connection with this Section 9.4(a), the Parties agree to:
(A)    cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim;
(B)    make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;
(C)    preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and
(D)    provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;
provided that such cooperation referenced in clauses (A) through (D) shall not be required if it could reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(iv)    Except as permitted in this Section 9.4(a), the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (x) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (y) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (z) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any. Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this Article IX. The costs incurred by Sellers’ Representative pursuant to participating in the defense of any Third Party Claims shall constitute Sellers’ Representative Expenses.
(v)    Notwithstanding anything in this Agreement to the contrary, if (v) a Third Party Claim seeks relief other than the payment of monetary damages, (w) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person, which Third Party Claim, if decided against the Indemnified Person, could materially and adversely affect the ongoing business of the Indemnified Person, (x) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, (y) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 9.2(b), or (z) the Indemnifying Party is unable, upon request from the Indemnified Person, to reasonably demonstrate that it has sufficient financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to contest, defend and settle such Third Party Claim. If the Indemnified Person elects to exercise such right to contest, defend and settle such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within thirty (30) days of the later of (A) receiving the applicable Third Party Indemnification Claim Notice or (B) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (w), (x), (y) or (z) of this Section 9.4(a)(v). In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend against, negotiate, settle or otherwise deal with any Third Party Claim; provided that the Indemnified Person may not enter into a Settlement or compromise without the Indemnifying Party’s prior written consent. If the Indemnified Person elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, and (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim. If the Indemnified Person does not elect to contest, defend and settle such Third Party Claim, then the Indemnifying Party shall then have the right to contest and defend such Third Party Claim as described above in Section 9.4(a)(i).
(vi)    Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 6.8(c) rather than this Section 9.4(a). To the extent that the provisions of this Section 9.4(a) conflict with the provisions of Section 6.8(c), Section 6.8(c) shall control.
(b)    Notification of Other Indemnification Claims. In order for a Buyer Indemnified Person to be entitled to any indemnification for claims other than as contemplated or covered by the Offset Right (although, for the avoidance of doubt, a claim tendered pursuant to the Offset Right shall suffice for all purposes even if not covered, or fully covered, by the Offset Right), such Buyer Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Losses, notify Sellers’ Representative in writing of such Losses specifying in reasonable detail the nature of such Losses and the amounts of liability estimated to accrue therefrom (a “Non-Offset

Notice”). The failure to so notify Sellers’ Representative shall not relieve any Seller from any liability that such Seller may have to Buyer, except to the extent that any such Seller is materially prejudiced as a result of such failure. Thereafter, Buyer shall keep Sellers’ Representative reasonably updated with respect to the status of the Losses at issue and the defense thereof. Sellers’ Representative may object to a claim for indemnification set forth in a Non-Offset Notice by delivering a notice to the Buyer Indemnified Person seeking indemnification within thirty (30) days of the delivery of the Non-Offset Notice, setting forth in reasonable detail the objections to the claim. If Sellers’ Representative either notifies the applicable Indemnified Person that it does not object or does not object in writing by the end of such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment that the Buyer Indemnified Person is entitled to the full amount of the claims set forth in such Non-Offset Notice, and Sellers’ Representative (as well as the Sellers) shall take all necessary actions under this Agreement to effect payment in respect thereof. If Sellers’ Representative shall timely object in writing to a Non-Offset Notice, Sellers’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim within thirty (30) days after such objection. If Sellers’ Representative and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by Sellers’ Representative and Buyer. If no agreement can be reached after good faith negotiation between Sellers’ Representative and Buyer, either Buyer (or any Buyer Indemnified Person) or Sellers’ Representative may initiate an Action with the state or federal courts located in the City and County of San Francisco, California to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Non-Offset Notice shall be binding and conclusive upon the Parties.
(c)    Claims Unaffected by Investigation. Notwithstanding any provision herein to the contrary: (i) the right of an Indemnified Person to indemnification or to assert or recover on any claim hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement; and (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.
(d)    Company. The Parties acknowledge and agree that if the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Company as an Indemnified Person) Buyer shall also be deemed, by virtue of its ownership of Company Units, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.
(e)    Exclusive Remedy. Subject to Section 10.9 and Section 6.8, and except with respect to (i) Intentional Fraud, (ii) as otherwise set forth in this Agreement (including the provisions of Section 2.7) and (iii) the post-closing covenants of the Sellers (including pursuant to Section 6.9), the Parties acknowledge and agree that the remedies provided for in this Article IX shall be the Parties’ sole and exclusive remedy with respect to any and all claims for any breach, inaccuracy, misrepresentation or nonperformance, as applicable, of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement.
(f)    Indemnification Adjusts Merger Consideration for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as well as exercises of the Offset Right as adjustments to the consideration paid in the Transactions for Tax purposes to the extent permitted under applicable Law.
(g)    No Subrogation. By virtue of executing this Agreement, each Seller (on behalf of itself and each Person affiliated with such Seller who has served as an officer, director, employee or consultant of the Company) agrees not to make any claim for indemnification against any Buyer Indemnified Person based on the fact that such Seller (or any Person affiliated with such Seller who has served as an officer, director, employee or consultant of the Company) was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Seller (or any Person affiliated with such Seller who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement or the Transactions. With respect to any claim brought by a Buyer Indemnified Person against any Seller (or any Person affiliated with such Seller who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement or the Transactions, each Seller (on behalf of itself and each Person affiliated with such Seller who has served as an officer, director, employee or consultant of the Company) expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which such Seller (or any Person affiliated with such Seller who has served as an officer, director, employee or consultant of the Company) may become subject under or in connection with this Agreement.
(h)    Specific Element of Consideration. The indemnification obligations of the Seller in this Article IX are, without limitation, (i) a specific element of the consideration that induced Buyer to enter into this Agreement and to perform its obligations as contemplated hereby and (ii) intended to be fully enforceable on the terms provided in this Article IX.
9.5    Sellers’ Representative.
(a)    Appointment. By virtue of executing this Agreement, each Seller hereby irrevocably nominates, constitutes and appoints Chris Howlett as the “Sellers’ Representative” hereunder with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this Article IX. Chris Howlett hereby accepts his appointment as Sellers’ Representative.
(b)    Authority. The Sellers grant to Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Seller (in the name of any or all of the Sellers or otherwise) any and all documents that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 9.5(b). Notwithstanding anything in this Agreement to the contrary: (i) each Indemnified Person shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off (including Offset Rights) pursuant to Article IX; and (ii) the Buyer, each Buyer Indemnified Person, and each Seller shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative as fully binding upon such Seller. A decision, act, consent or instruction of Sellers’ Representative, including an amendment, extension or waiver of this Agreement (or any provision hereof) pursuant to Section 10.4 or Section 10.5 shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers. Buyer and the Company may rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. Buyer and the Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Sellers’ Representative.
(c)    Power of Attorney. The Sellers recognize and intend that the power of attorney granted to Sellers’ Representative: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by Sellers’ Representative; and (iii) shall survive the death, dissolution or incapacity, as applicable, of each of the Sellers.
(d)    Replacement. If Sellers’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Sellers shall (by consent of those Persons entitled, or who were entitled, to at least a majority of the Indemnification Hold-Back Amount), within ten (10) days after such dissolution, resignation or inability, appoint a successor to Sellers’ Representative reasonably satisfactory to Buyer. Any such successor shall succeed Sellers’ Representative as Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to Sellers’ Representative shall be deemed to refer to the Sellers who may take action by the written consent of Persons entitled to at least a majority of any further distributions hereunder.
(e)    Indemnification; Sellers’ Representative Expenses. Sellers’ Representative shall not be liable to the Sellers for any action taken or omitted to be taken by it as Sellers’ Representative except in the case of willful misconduct or gross negligence. The Sellers shall severally, but not jointly, indemnify Sellers’ Representative and hold Sellers’ Representative harmless from and against all Sellers’ Representative Expenses.
(f)    Expense Fund. The Expense Fund Amount shall be used by the Sellers’ Representative as the first recourse to offset any expenses incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement. Any unused portion of the Expense Fund Amount remaining on the two-year anniversary of the Closing Date shall be distributed to the Sellers in accordance with Section 2.1(b)(iv).

ARTICLE X

GENERAL PROVISIONS
10.1    Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement:
(a)    Provisions.
(i)    When a reference is made in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(ii)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(iii)    Whenever the words “include,” “includes,” or “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”
(iv)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.
(v)    The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.
(vi)    The defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.
(vii)    A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.
(viii)    Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.
(ix)    References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least two (2) Business Days prior to the Agreement Date, in the Company’s “Project Galoa” or “Restricted Access (Galoa)” electronic data room hosted by Davis Wright Tremaine LLP.
(x)    When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)    No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.
10.2    Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (i) when personally delivered, (ii) when receipt is electronically confirmed, if sent by email of a .pdf document, (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (iv) three (3) Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable or email address following such Party’s name below or such other address or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 10.2:
If to Buyer, to:
Invitae Corporation
1400 16th Street
San Francisco, CA 94103
Attention: Tom Brida, General Counsel
Email:
with copies (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, California 92130
Attention: Mike Hird
Email: mike.hird@pillsburylaw.com
If to the Sellers (prior to the Closing), to the address set forth for the Sellers on the signature pages hereto.
If to Sellers’ Representative (following the Closing), to:
Chris Howlett
Email:
with a copy (which shall not constitute notice) to:
Davis Wright Tremaine LLP
920 Fifth Avenue, Suite 3300
Seattle, WA 98104
Attention: David Gee

Email: DavidGee@dwt.com

10.3    Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that (i) Buyer may, without the prior consent of any other Party, collaterally assign this Agreement to any lender or (ii) prior to the Closing, each Seller may, without the prior consent of any other Party, assign all or any portion of its rights under this Agreement to receive the purchase price to an Affiliate of such Seller for estate planning or other similar purposes; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 10.3 shall be null and void ab initio. Subject to the foregoing terms of this Section 10.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
10.4    Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Buyer and the Sellers and, when amended on or after the Closing, by Buyer and Sellers’ Representative. For purposes of this Section 10.4, the Sellers agree that any amendment of this Agreement consented to by Sellers’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.
10.5    Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.
10.6    Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter.
10.7    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except that after the Closing, Indemnified Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Indemnified Persons, and Company Indemnities shall be third party beneficiaries for purposes of enforcing the rights granted to such Company Indemnities in Section 6.15. For the avoidance of doubt, no consent of any Indemnified Person or Company Indemnity who or which is not a Party shall be necessary to amend any provision of this Agreement.
10.8    Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.
10.9    Specific Performance. The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Transactions to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. Each of the Parties further agrees that in the event of any action for specific performance relating to this Agreement or the Transactions, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.
10.10    Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Transactions shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.
10.11    Costs and Expenses. Except as otherwise specified herein, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions.
10.12    Time of Essence. The Parties acknowledge that the Outside Date specified in Section 8.1(b) is essential and therefore agree that no Party wishing to terminate this Agreement in accordance with Section 8.1(b) shall be required to extend the Outside Date to allow any other Party to satisfy any condition or perform any obligation under this Agreement.

10.13    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by email of a .pdf of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by email or other electronic means shall be deemed to be an original signature for any purpose.
10.14    Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of California, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.
10.15    Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement or the Transactions, each of the Parties (i) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of San Francisco, California, (ii) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.15, (iii) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 10.2. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
* * *
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Unit Purchase Agreement to be duly executed under seal and delivered as of the date first above written.
THE SELLERS:
/s/ David N. Colaizzi
David N. Colaizzi

/s/ Chris Howlett
Chris Howlett

/s/ Anthony Muhlenkamp
Anthony Muhlenkamp

/s/ Gerald Schneider
Gerald Schneider

/s/ Matt Lehrian
Matt Lehrian

THE SELLERS’ REPRESENTATIVE (solely with respect to the provisions expressly applicable to the Sellers’ Representative as set forth in the Unit Purchase Agreement):

/s/ Chris Howlett
Chris Howlett

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Unit Purchase Agreement to be duly executed under seal and delivered as of the date first above written.

BUYER:	INVITAE CORPORATION
By: /s/ Sean E. George, Ph.D.
Name: Sean E. George, Ph.D.
Title: President and Chief Executive Officer

[Signature Page to Unit Purchase Agreement]